As filed with the Securities and Exchange Commission on May 9, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ELECTRA BATTERY MATERIALS CORPORATION
(Exact name of Registrant as specified in its charter)
Not applicable
(Translation of Registrant’s name into English (if applicable))
Canada (Province or other jurisdiction of incorporation or organization)	3330 (Primary Standard Industrial Classification Code Number (if applicable))	Not applicable (I.R.S. Employer Identification Number (if applicable))
133 Richmond Street W, Suite 602
Toronto, Ontario, Canada
M5H 2L3
(416) 900-3891
(Address and telephone number of Registrant’s principal executive offices)
C T Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:
Sam Cole, Esq. Cassels, Brock & Blackwell LLP Suite 2200, HSBC Building, 885 West Georgia St. Vancouver, British Columbia V6C 3E8 Canada (604) 691-6100	Trent Mell Electra Battery Materials Corporation 133 Richmond Street W, Suite 602 Toronto, Ontario M5H 2L3 Canada (416) 900-3891	Thomas M. Rose Shona Smith Troutman Pepper Hamilton Sanders LLP 401 9th Street, N.W., Suite 1000 Washington, DC 20004 United States (757) 687-7715

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)
A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form prospectus has been filed with the securities regulatory authority in the Province of Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of the United States.
Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Electra Battery Materials Corporation at 133 Richmond Street W, Suite 602, Toronto, Ontario M5H 2L3, telephone (416) 900-3891, and are also available electronically at www.sedar.com.
PRELIMINARY SHORT FORM PROSPECTUS
Secondary Offering	May 8, 2023
ELECTRA BATTERY MATERIALS CORPORATION
55,564,959 Common Shares
This short form prospectus (the “Prospectus”) qualifies the distribution (the “SecondaryOffering”) of resales by the Selling Shareholders (as defined under the heading “Selling Shareholders”), from time to time, of up to 55,564,959 common shares (the “Common Shares”) of Electra Battery Materials Corporation (the “Corporation” or “Electra”), representing up to 44,768,905 Common Shares (the “Note Shares”) issuable pursuant to an aggregate of US$51 million principal amount of 8.99% senior secured convertible notes due February 2028 (the “Notes”) and up to 10,796,054 Common Shares (the “Warrant Shares”, and, together with the Note Shares, the “Registrable Shares”) issuable upon exercise of Common Share purchase warrants (“Note Warrants”), in each case, originally purchased by the Selling Shareholders pursuant to the Note Offering (as defined below). See “Plan of Distribution”. The participation of any Selling Shareholder in the filing of this Prospectus is not an indication of such Selling Shareholder’s intention to sell the Registrable Shares at any particular time or in any particular amount. Electra will bear the fees and expenses incident to the registration of the Registrable Shares.
The Notes and Note Warrants were issued to the Selling Shareholders pursuant to subscription agreements entered into between Electra and the Selling Shareholders (the “Subscription Agreements”). Under the terms of the Subscription Agreements, Electra agreed to register the resale of the Registrable Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). This Prospectus is being filed in order to enable the Corporation to satisfy its obligations to the Selling Shareholders under the Subscription Agreements.
The issued and outstanding Common Shares of the Corporation are listed and posted for trading on the TSX Venture Exchange (the “TSXV”) and the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “ELBM”. On May 5, 2023, the last trading day prior to the date of this Prospectus, the closing price per Common Share on the TSXV was C$2.51 and on Nasdaq was US$1.87.
The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Registrable Shares or interests in the Registrable Shares on any stock exchange, market or trading facility on which the Registrable Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution”. This Prospectus has not been filed in respect of, and will not qualify, any distribution of the Registrable Shares in Ontario or in any other province or territory of Canada at any time. The Corporation will not receive any of the proceeds from the sale or other disposition of the Registrable Shares by the Selling Shareholders.
(continued on next page)

(continued from cover)
Investing in the Registrable Shares is speculative and involves a high degree of risk and should only be made by persons who can afford the total loss of their investment. A prospective purchaser should therefore review this Prospectus, as amended or supplemented, and the documents incorporated by reference herein and therein, as amended or supplemented, in their entirety and carefully consider the risk factors included or incorporated by reference in this Prospectus prior to investing in any Registrable Shares.
The Corporation is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (“MJDS”), to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective purchasers in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and may not be comparable to financial statements of United States companies.
Investors should be aware that the acquisition, holding or disposition of the Registrable Shares may subject them to tax consequences both in Canada and the United States. Such tax consequences may not be fully described in this Prospectus. You should read the tax discussion in this Prospectus and consult your own tax advisors with respect to your own particular circumstances.
The ability of investors to enforce civil liabilities under United States federal securities laws may be affected adversely because: (i) the Corporation is governed by the Canada Business Corporations Act (“CBCA”); (ii) some of the officers, directors and the experts named in this Prospectus are not residents of the United States; and (iii) certain of the Corporation’s assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Civil Liabilities”.
THE REGISTRABLE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The Corporation has not authorized anyone to provide readers with information different from that contained in this Prospectus. The Corporation takes no responsibility for and can provide no assurance as to the reliability of, any other information that others may give readers of this Prospectus.
Readers should not assume that the information contained or incorporated by reference in this Prospectus is accurate as of any date other than the date of this Prospectus or the respective dates of the documents incorporated by reference herein, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.
Mr. C.L. “Butch” Otter, a director of the Corporation, and Mr. Michael Insulan, Vice President, Commercial of the Corporation, reside outside of Canada. Mr. Otter has appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8 as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.
No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.
The Corporation’s registered office is located at Suite 2400, Bay Adelaide Centre, 333 Bay Street, Toronto, Ontario, M5H 2T6. The Corporation’s corporate head office is located at 133 Richmond Street W, Suite 602, Toronto, Ontario, M5H 2L3.

ABOUT THIS PROSPECTUS
Unless otherwise noted or the context indicates otherwise, the “Corporation” and “Electra” refer to Electra Battery Materials Corporation and its subsidiaries. You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with any different, additional, inconsistent or other information, you should not rely on it. The Corporation is not making an offer to sell or seeking an offer to buy the Registrable Shares in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus and the documents incorporated by reference herein are accurate as of the date of this Prospectus. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates. Information contained on the Corporation’s website should not be deemed to be a part of this Prospectus or any documents or information incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Registrable Shares.
The Corporation is concurrently filing with the SEC a registration statement on Form F-10 (the “U.S. Registration Statement”) under the U.S. Securities Act, relating to the Registrable Shares. This Prospectus, which constitutes a part of the U.S. Registration Statement, does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or the documents incorporated by reference herein about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, a prospective investor should refer to any applicable full version or more detailed description of the contract, agreement or other document, as may be available electronically on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov, for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
FINANCIAL INFORMATION AND CURRENCY
Electra has prepared its consolidated financial statements, incorporated herein by reference, in accordance with IFRS as issued by the International Accounting Standards Board which is incorporated within Part 1 of the CPA Canada Handbook — Accounting, and its consolidated financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.
All currency amounts in this Prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “C$” are to Canadian dollars. References to “US$” are to United States dollars. On May 5, 2023, the daily exchange rate for the United States dollar, expressed in Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$0.7382.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation (collectively referred to herein as “forward-looking information” or “forward-looking statements”). Forward-looking statements are included to provide information about management’s current expectations and plans that allows investors and others to get a better understanding of the Corporation’s operating environment, the business operations and financial performance and condition.
Forward-looking statements include, but are not limited to, statements relating to the business and future activities of, and development related to, the Corporation after the date of this Prospectus, as applicable; statements regarding future projections and conclusions included in the Technical Report (as defined below), including but not limited to certain information included in the Annual Information Form, anticipated burn rate and operations; planned exploration and development programs and expenditures; plans to process black mass material and the ability to recover high value elements therefrom; expectations as to the timing of commissioning of equipment and the Refinery (as defined below); expectations as to the extension of the Corporation’s black mass processing and recovering activities; the MOU (as defined below); the Cobalt Supply Agreement (as defined below); commercial agreements with LGES (as defined below) and other parties; the results of the Corporation’s Refinery and black mass reviews; the results of the Strategic Review Process;

timelines and milestones with respect to the Refinery; anticipated expenditures and programs at the Refinery and Iron Creek Project (as defined below); the results of any scoping study of an integrated nickel sulfide processing facility; impact of COVID-19 on the Corporation; the estimation of mineral resources; magnitude or quality of mineral deposits; anticipated advancement of mineral properties and programs; future exploration prospects; proposed exploration plans and expected results of exploration; Electra’s ability to obtain licenses, permits and regulatory approvals required to implement expected future exploration plans; changes in commodity prices and exchange rates; future growth potential of Electra; future development plans; the Note Offering and the obligations of the Corporation and its subsidiaries in connection with the Note Offering; and currency and interest rate fluctuations. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of fact and may be forward-looking statements. In particular, forward-looking information in this Prospectus includes, but is not limited to, statements with respect to future events and is subject to certain risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.
Forward-looking statements are necessarily based upon a number of factors and assumptions that, if untrue, could cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by the Corporation at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause the Corporation’s actual financial results, performance, or achievements to be materially different from those expressed or implied herein. Some of the material factors or assumptions used to develop forward-looking statements include, without limitation, the ability to extract valuable elements from black mass; general expectations with respect to the development of the Refinery (as defined below) including commodity prices with respect to its development; the state of the electric vehicle (“EV”) market; the future price of cobalt; anticipated costs of, and the Corporation’s ability to fund, its operations; the Corporation’s ability to carry on exploration and development activities; the timing and results of drilling programs; the discovery of additional mineral resources on the Corporation’s mineral properties; the timely receipt of required approvals and permits, including those approvals and permits required for successful project permitting, construction and operation of projects; the costs of operating and exploration expenditures; the Corporation’s ability to operate in a safe, efficient and effective manner; the potential impact of natural disasters, the impact of COVID-19 and the Russo-Ukraine war; inflationary pressures; the Corporation’s ability to comply with its obligations in connection with the Note Offering; stock exchange and regulatory approvals required in connection with closing of the Note Offering; and the Corporation’s ability to obtain financing as and when required and on reasonable terms. Mineral resource estimates and certain other technical and scientific information are based on the additional assumptions and parameters set out herein, in the Technical Report and on the opinion of “qualified persons” (as defined in National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”)).
Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others: the Refinery and general expectations with respect to the development of the Refinery; risks associated with significant secured debt; general economic conditions in Canada, the United States, Australia and globally; industry conditions, including the state of the EV market; governmental regulation of the mining industry, including environmental regulation; geological, technical and drilling problems; unanticipated operating events; competition for and/or inability to retain drilling rigs and other services; the availability of capital on acceptable terms; the need to obtain required approvals from regulatory authorities; stock market volatility; volatility in market prices for commodities; liabilities inherent in the mining industry; changes in tax laws and incentive programs relating to the mining industry; the development of the COVID-19 global pandemic, and the other factors described herein under “Risk Factors”, as well as in the Technical Report and other public filings available at www.sedar.com.
This list is not exhaustive of the factors that may affect any of the Corporation’s forward-looking statements. Although the Corporation believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. See the section entitled “Risk Factors” below, and in the section entitled “Risk Factors” in the Corporation’s annual information form for the year ended December 31, 2022, dated April 4, 2023 (the “Annual Information Form”), and incorporated by reference herein, for additional risk factors that could cause results to differ materially from forward-looking statements.
Investors are cautioned not to put undue reliance on forward-looking statements. The forward-looking statements contained herein are made as of the date of this Prospectus and, accordingly, are subject to change after such date. The Corporation disclaims any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. Investors are urged to read the Corporation’s filings with Canadian securities regulatory agencies, which can be viewed online under the Corporation’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.
CAUTIONARY NOTE REGARDING FUTURE-ORIENTED FINANCIAL INFORMATION
This Prospectus also contains future-oriented financial information and outlook information (collectively, “FOFI”) about the Refinery and results of the Refinery Study (as defined below). This information is subject to the same assumptions, risk factors, limitations and qualifications as set forth below in the below paragraphs. FOFI contained in this Prospectus is made as of the date of this Prospectus and is being provided for the purpose of providing further information with respect to the Refinery and results of the Refinery Study. The Corporation disclaims any intention or obligation to update or revise any FOFI contained in this Prospectus, whether as a result of new information, future events or otherwise, unless required pursuant to applicable law. Readers are cautioned that FOFI contained in this Prospectus should not be used for purposes other than for which it is disclosed herein.
NOTICE REGARDING REPRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES
This Prospectus was prepared in accordance with Canadian securities laws and standards for reporting of mineral resource estimates, which differ in some respects from United States standards. In particular, and without limiting the generality of the foregoing, the terms “measured mineral resources,” “indicated mineral resources,” “inferred mineral resources,” and “mineral resources” used or referenced in this Prospectus are Canadian mineral disclosure terms as defined in accordance with NI 43-101 under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum Standards for Mineral Resources and Mineral Reserves, Definitions and Guidelines, May 2014 (the “CIM Standards”). Until recently, the CIM Standards definition differed significantly from standards in the United States. The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) with compliance required for the first fiscal year beginning on or after January 1, 2021. The SEC Modernization Rules replaced the property disclosure requirements for mining registrants that were included in SEC Industry Guide 7. As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding definitions under the CIM Standards definition that are required under NI 43-101. Investors are cautioned that while the above terms are “substantially similar” to the corresponding CIM Standards definition, there are differences in the definitions under the SEC Modernization Rules and the CIM Standards definition. Accordingly, there is no assurance any mineral reserves or mineral resources that the Corporation may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Corporation prepared the mineral reserve or mineral resource estimates under the standards adopted under the SEC Modernization Rules. Investors are cautioned that “inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies, except in limited circumstances. The term “resource” does not equate to the term “reserves”. Investors should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Investors are also cautioned not to assume that all or any part of an inferred mineral resource exists or is economically mineable.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, the market and industry data contained or incorporated by reference in this Prospectus is based upon information from independent industry publications, market research, analyst reports and surveys and other publicly available sources. Although the Corporation believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey. The Corporation has not independently verified any of the data from third party sources referred to or incorporated by reference herein and accordingly, the accuracy and completeness of such data is not guaranteed.
NON-IFRS MEASURES
The financial results of the Corporation are prepared in accordance with IFRS. Additionally, the Corporation utilizes certain non-IFRS measures such as working capital. The Corporation believes that these measures, together with measures determined in accordance with IFRS, provide investors with an improved ability to evaluate the underlying performance of the Corporation. Non-IFRS measures do not have any standardized meaning prescribed under IFRS, and therefore they may not be comparable to similar measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference into this Prospectus from documents filed with the securities commissions or similar authorities in Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Electra at 133 Richmond Street West, Suite 602, Toronto, Ontario, M5H 2L3, telephone (416) 900-3891, and are also available electronically under the Corporation’s profile at www.sedar.com or in the United States through EDGAR at the website of the SEC at www.sec.gov. The filings of the Corporation through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.
The following documents, filed by the Corporation with the various provincial securities commissions or similar authorities in Canada, and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus:
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the Annual Information Form;

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the Corporation’s audited consolidated financial statements for the years ended December 31, 2022 and 2021, and related notes thereto, together with the independent auditor’s report thereon (the “Financial Statements”);

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the management’s discussion and analysis for the year ended December 31, 2022;

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the management information circular of the Corporation dated September 28, 2022 in connection with the annual general and special meeting of shareholders of the Corporation held on November 10, 2022;

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the technical report entitled “NI 43-101 Technical Report and Mineral Resource Estimate for the Iron Creek Cobalt-Copper Property, Lemhi County, Idaho, USA” with an effective date of January 27, 2023 (the “Technical Report”);

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the material change report of the Corporation dated November 11, 2022;

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the material change report of the Corporation dated April 14, 2022;

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the material change report of the Corporation dated February 13, 2023; and

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the material change report of the Corporation dated March 16, 2023.

Any document of the type referred to in item 11.1 of Form 44-101F1 — Short Form Prospectus of National Instrument 44-101 — Short Form Prospectus Distributions (“NI 44-101”) of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by the Corporation with any securities commissions or similar regulatory authorities in Canada after the date of this Prospectus filed pursuant to the requirements of applicable securities legislation in Canada during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. These documents are available on SEDAR, which can be accessed at www.sedar.com.
The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.
Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.
In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Corporation to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the U.S. Registration Statement of which this Prospectus forms a part. The Corporation may also incorporate other information filed with or furnished to the SEC under the U.S. Exchange Act, if and to the extent expressly provided therein.
When the Corporation files a new annual information form, audited consolidated financial statements and related management’s discussion and analysis and, where required, they are accepted by the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related management’s discussion and analysis and all unaudited interim condensed consolidated financial statements and related management’s discussion and analysis for such periods, all material change reports and any business acquisition report filed prior to the commencement of the Corporation’s financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Registrable Shares under this Prospectus. Upon new unaudited interim condensed consolidated financial statements and related management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited interim condensed consolidated financial statements and related management’s discussion and analysis filed prior to the filing of the new unaudited interim condensed consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Registrable Shares hereunder. Upon a management information circular in connection with an annual general meeting of shareholders being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual general meeting of shareholders (unless such management information circular also related to a special meeting of shareholders) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Registrable Shares hereunder.
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
The following documents have been filed with the SEC as part of the U.S. Registration Statement: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of KPMG LLP; (3) the consents of each expert or “qualified person” (for the purposes of NI 43-101) referred to in this Prospectus under the heading “Interest of Experts”; and (4) powers of attorney from the Corporation’s directors and officers included on the signature pages of the U.S. Registration Statement.
AVAILABLE INFORMATION
The Corporation is required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, the Corporation is subject to the information requirements of the U.S. Exchange Act, and, in accordance with the U.S. Exchange Act, the Corporation also files reports with, and furnishes other information to, the SEC. Under the MJDS adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a “foreign private issuer” (within the meaning of the rules under the U.S. Exchange Act), the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.
The Corporation’s reports and other information filed with or furnished or to the SEC are available from EDGAR at www.sec.gov, as well as from commercial document retrieval services. The Corporation’s Canadian filings are available on SEDAR at www.sedar.com. Unless specifically incorporated by reference herein, documents filed or furnished by the Corporation on SEDAR or EDGAR are neither incorporated in nor part of this Prospectus.
Investors should rely only on information contained or incorporated by reference in this Prospectus. The Corporation has not authorized anyone to provide investors with different information. The Corporation is not making an offer of the Registrable Shares in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS
Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.
Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because: (i) the Corporation is governed by the CBCA; (ii) some of the officers, directors and experts named in this Prospectus are not residents of the United States; and (iii) certain of the Corporation’s assets and all or a substantial portion of the assets of such persons are located outside of the United States. The Corporation has appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service of process upon the Corporation or these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Corporation or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.
The Corporation will file with the SEC, concurrently with the U.S. Registration Statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation will appoint C T Corporation System, with an address at 28 Liberty Street, New York, New York 10005, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of Registrable Shares under the U.S. Registration Statement.
THE CORPORATION
The Corporation is in the business of battery materials refining and the acquisition and exploration of resource properties. The Corporation is focused on building a diversified portfolio of assets that are highly leveraged to the cobalt market with assets located primarily in North America, with the intent of providing a North American supply of battery materials. The Common Shares are listed on the TSXV and Nasdaq and trade under the symbol “ELBM” in each case. The Corporation has two significant North American assets:
(a)
a hydrometallurgical refinery located in Ontario, Canada (the “Refinery”); and

(b)
the Iron Creek Project in Idaho, the Corporation’s flagship mineral project (the “Iron Creek Project”).

On May 4, 2020, the Corporation announced positive results from an independent engineering study on the Refinery. The study, titled “First Cobalt Refinery Project — AACE Class 3 Feasibility Study” (the “Refinery Study”), was prepared by Ausenco Engineering Canada Inc. under the definitions of an Association for the Advancement of Cost Engineering (AACE) Class 3 Feasibility Study is dated July 9, 2020 and was filed on SEDAR under the Corporation’s profile at www.sedar.com. The Refinery Study outlined the Refinery’s ability to reach annual production of 25,000 tonnes of battery grade cobalt sulfate from third party feed, with strong operating cash flows and a globally competitive cost structure. Subsequent to the Refinery Study, additional metallurgical testing, engineering work, flow-sheet optimization and market analysis has been completed, certain equipment has been ordered and the Corporation has entered the full development phase of the refinery expansion project. As the project has progressed and changed from the Refinery Study, the original economic outputs should no longer be relied upon.
On March 10, 2023, the Corporation announced a new mineral resource estimate for the Iron Creek Project in Idaho, USA. The new mineral resource estimate was based on infill drilling and limited step-out drilling and provides an increase of 83% to the indicated mineral resource category coming from the conversion of 1.7Mt to the indicated mineral resource category. The indicated mineral resource is now 4.4M tonnes grading 0.19% cobalt and 0.73% copper containing 18.4M pounds of cobalt and 71.6M pounds of copper. The inferred mineral resource is now 1.2M tonnes grading 0.08% cobalt and 1.34% copper for an additional 2.1M pounds of cobalt and 36.5M pounds of copper. The Corporation subsequently filed the Technical Report with respect to the new mineral resource estimate titled “NI 43-101 Technical Report and Mineral Resource Estimate for the Iron Creek Cobalt-Copper Property, Lemhi County, Idaho, USA” dated March 10, 2023 with an effective date of January 27, 2023. The Technical Report was prepared by Martin Perron, P.Eng. Marc R. Beauvais, P. Eng, Pierre Roy, P. Eng. and Eric Kinnan, P.Geo., each of whom is a qualified person and “independent” as such term is defined NI 43-101.
For further information regarding Electra, the Refinery and the Iron Creek project, see the Annual Information Form, the Technical Report and other documents incorporated by reference in this Prospectus available at www.sedar.com under the Corporation’s profile.
Recent Developments
Recycling of Black Mass
The Corporation launched its black mass demonstration plant at the end of December 2022, and has processed material in a batch mode, successfully extracting lithium, nickel, cobalt, copper. manganese and graphite. The recycling of black mass material is intended to recover critical metals needed for the electric vehicle battery supply chain using its proprietary hydrometallurgical process at the Refinery.
Black mass is the industry term used to describe the material remaining once expired lithium ion batteries are shredded and all casings removed. Black mass contains high-value elements, including lithium, nickel, and cobalt, that once recovered, can be recycled to produce new lithium-ion batteries.
As a result of preliminary results achieved thus far, the Corporation has decided to extend its black mass processing and recovering activities. Engineering studies will be completed to assess capital costs for permanent recycling facility adjacent to the Corporation’s cobalt refinery, leveraging existing infrastructure, buildings, equipment, permits and personnel. All of the Corporation’s recovered material will be sold to third-party companies for additional processing and re-use in a number of applications. A first shipment of product is expected to be delivered to downstream clients for evaluation purposes in Q2 2023. At this time, any decision to commercialize black mass recycling capabilities remains subject to the successful evaluation of samples from the demonstration plant, completion of engineering studies and the availability of additional capital.
Pending completion of the black mass trial and evaluation of project economics expected in Q2 2023, success could pave the way towards commercialization. Using the existing Refinery footprint, infrastructure and plant equipment, the Corporation could expand throughput to 2,500 tonnes per year of black mass under a continuous operation scenario. A desktop study is underway, and results will be shared once available.
Refinery Project Update
On February 14, 2023, the Corporation announced continued progress on the commissioning and construction of the Refinery. As at the date of this Prospectus, the Corporation has made the following key developments at the project:
•
Completed 98% of detailed engineering.

•
Completed 85% of process equipment procurement (in fabrication or delivered).

•
Completed 90% of site and civil infrastructure foundations.

While constructing its crystallization circuit, the final stage in the cobalt sulfate refining process, the Corporation took delivery of a falling film evaporator vessel that was damaged in transit. Custom-built for the Corporation, the vessel is used to vaporize water from the cobalt solution before it can be crystallized into cobalt sulfate. The evaporator vessel is valued at approximately US$600,000, and measures approximately 60 feet in length and five feet in diameter. While the equipment was deemed suitable for installation, a third-party inspection has determined that onsite repairs will be required before it can be commissioned. The Corporation uses microchips throughout its refinery complex as part of the process control system to regulate equipment and integrate various circuits and systems together. Global supply shortages of microchips have resulted in delays to delivery of several process control system components. Although the Corporation has advanced the construction of its refinery project, it has been unable to progress fully on some work projects pending delivery of the process control components. As a result of the impact of critical equipment being damaged enroute to the Corporation’s complex north of Toronto and ongoing supply chain disruptions, the Corporation has withdrawn its guidance issued on August 11, 2022, and November 9, 2022, for its fourth quarter ending December 31, 2022 along with any forward-looking statements previously made on the timing of the commissioning, capital spend and production of its cobalt sulfate refinery.
At this time, the Corporation continues development of the refinery, with focus shifting to completed detailed engineering and construction planning work necessary before final commissioning of the refinery can take place. As a result operational costs related to the development of the refinery are expected to be less during the next twelve months than in previous comparable periods, as planned activities do not involve the procurement of equipment or significant capital expenditures.
In light of recent developments, the Corporation is completing a review of the refinery project scope, scheduling, and capital expenditures and will provide further information regarding these items once the review is complete. The findings will be reviewed by an independent third-party estimator and presented to the Corporation’s board of directors of the Corporation (the “Board”). Although results of this review are still pending, management anticipates capital costs will be significantly higher due to inflation, construction delays and the completion of detailed engineering. As a result, the Corporation will require additional capital to complete construction, and final commissioning will be delayed from previous estimates.
Discussions are underway with various commercial partners, government agencies and other parties to address capital funding options. Until such time as additional funding is secured, operational costs related to the development of the Refinery are expected to be less during the next 12 months than in previous comparable periods as the Corporation shifts to completing detailed engineering and construction planning work necessary before final commissioning can take place.
Convertible Note Offering
On February 14, 2023, the Corporation announced the closing of a previously announced private placement offering pursuant to which the Corporation entered into subscription agreements with investors for the issuance (the “Note Offering”) the Notes, led by Cantor Fitzgerald & Co. as the sole placement agent. As part of the Note Offering, the Corporation also announced that it purchased and cancelled all of the outstanding 2026 Notes (as defined below) at par value, plus accrued and unpaid interest. The net proceeds of the Note Offering of approximately US$13.7 million will be used for capital expenditures associated with the expansion and recommissioning of the Corporation’s cobalt refinery, including buildings, equipment, infrastructure, and other direct costs, as well as engineering and project management costs. In connection with the Note Offering, the Corporation entered into a note indenture (the “Note Offering Indenture”) with GLAS Trust Company LLC, as trustee for the Notes, a warrant indenture with TSX Trust Company, as warrant agent for the warrants, and other customary associated security documentation. The Corporation is the issuer of the Notes, and the obligations are guaranteed by the Corporation’s Canadian, United States, and Australian subsidiaries, as well as any other subsidiary that guarantees the Corporation’s obligations from time to time, subject to certain customary exclusions. The Notes are subject to customary events of default and basic positive and negative covenants. The Corporation is required to maintain a minimum liquidity balance of US$2,000,000 under the terms of the Notes.
The initial conversion rate of the Notes is 403.2140 Common Shares per US$1,000 (the “Conversion Ratio”) (equivalent to an initial conversion price of approximately US$2.48 per Common Share) subject to certain adjustments set forth in the indenture governing the Notes, reflecting a premium of approximately 17.5% to the 30-day volume weighted average price of the Common Shares prior to the date hereof.
Noteholders received an aggregate of 10,796,054 Note Warrants exercisable for five years at an exercise price of US$2.48, which is the same price as the conversion price in connection with the Note Offering.
The Notes bear interest at 8.99% per annum, payable in cash semi-annually in arrears in February and August of each year and will mature in February of 2028. During the first 12 months of the term of the Notes, the Corporation may elect to pay interest through the issuance of Common Shares at an increased annual interest rate of 11.125%. In the event the Corporation achieves a third-party green bond designation during the term of the Note Offering Indenture, the interest rate on future cash interest payments shall be reduced to 8.75% per year and the interest rate of future interest paid through the issuance of Common Shares shall be reduced to 10.75% per year. The initial noteholders also received a royalty of an aggregate of 0.6% of revenues for five (5) years from the commencement of commercial production, subject to certain allowable deductions in the first year of the term.
The Notes are secured by a first priority security interest (subject to customary permitted liens) in substantially all of the Corporation’s assets, and the assets and/or equity of the secured guarantors.
After the second anniversary of the issue date of the Notes, the Corporation may mandate the conversion of the Notes at its option in the event the trading price of the Common Shares exceeds 150% of the conversion price of the Notes at such time for at least 20 trading days, whether consecutive or not, during any consecutive 30 trading day period.
Upon early conversion of the Notes, the Corporation will make an interest make-whole payment equal to the lesser of the two years of interest payments or interest payable to maturity, which may be made in cash or shares at the Corporation’s election. If an investor elects to converts its Notes in connection with a fundamental change, the Conversion Ratio will be increased based on the date of occurrence or effective date of the fundamental change and the stock price, but in no event will the Conversion Ratio exceed 473.7764.

Lithium-ion Battery Waste Recycling MOU
On May 2, 2023, the Corporation announced the signing of a memorandum of understanding (the “MOU”) with the Three Fires Group (“TFG”) to form a joint venture focused on the recycling of lithium-ion battery waste in Ontario underpinned by Corporation’s propriety black mass processing capabilities that recover high value elements, including lithium, nickel, cobalt, and graphite. Under the joint venture, Electra and the Three Fires Group will collaborate to source and process lithium-ion battery waste generated by manufacturers of current and future battery cells, electric vehicles, and energy storage systems. The waste will be processed at a facility to be located in southern Ontario to produce black mass material that will be further refined using the Corporation’s proprietary hydrometallurgical process at its refinery complex north of Toronto to recover high value elements, including lithium, nickel, copper, manganese, and graphite.
As part of the MOU, the Corporation and TFG have agreed to work together to secure a net-zero industrial facility that can be used to shred and separate lithium-ion batteries and produce black mass material. The joint-venture partners have also agreed to collaborate on the development of economic studies of sourcing of engineering, procurement, construction, and management requirements necessary to launch the battery waste recycling facility.
CONSOLIDATED CAPITALIZATION
Other than as set out in the section entitled “Selling Shareholders”, there have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since the date of the Financial Statements, other than 5,886 restricted share units (the “RSUs”) vested, 275,868 deferred share units granted, 368,543 Common Shares issued on conversion and make-whole interest settlement of convertible indentures; and the issuance of the US$51 million Notes and 10,796,054 Note Warrants under the Note Offering, following the settlement of the previous US$36 million 2026 notes.
USE OF PROCEEDS
Electra has agreed to register the Registrable Shares covered by this Prospectus on behalf of the Selling Shareholders named below under “Selling Shareholders” pursuant to its contractual obligations under the Subscription Agreements.
The proceeds from the sale or other disposition of the Registrable Shares covered by this Prospectus are solely for the account of the Selling Shareholders. Accordingly, the Corporation will not receive any proceeds from the sale or other disposition of the Registrable Shares by the Selling Shareholders.
SELLING SHAREHOLDERS
The following table sets forth the identities of the selling shareholders (the “Selling Shareholders”) and certain information regarding the Selling Shareholders’ ownership of Registrable Shares before and after the completion of the Secondary Offering. All Registrable Shares shown below are owned beneficially by the Selling Shareholders as of the date of this Prospectus. The number of Registrable Shares includes all Common Shares that may be acquired on conversion of the Notes and exercise of Note Warrants held by the Selling Shareholders. All Registrable Shares acquired by the Selling Shareholders were acquired under the Note Offering completed on February 14, 2023. See “The Corporation — Convertible Note Offering” for additional details on the Note Offering.

Selling Shareholder	Registrable Shares Owned (#)	Common Shares(9)(10) Owned on a Fully Diluted Basis (#)	Number of Registrable Shares(9)(10) to be Sold Pursuant to this Prospectus (#)	Common Shares(9)(11) Owned After Giving Effect to the Secondary Offering (#/%)	Common Shares(9)(11) Owned on a Fully Diluted Basis After Giving Effect to the Secondary Offering (#/%)
Highbridge Tactical Credit Master Fund, L.P.(7)	80,046	15,928,317	15,928,317(1)	0/0.00	0/0.00
Nineteen77 Global Multi Strategy Alpha Master Limited	—	11,560,689	11,560,689(2)	0/0.00	<0.01%
Whitebox Relative Value Partners, LP(8)	—	10,294,517	10,294,517(3)	0/0.00	0/0.00
Whitebox GT Fund, LP(8)	—	2,339,662	2,339,662(4)	0/0.00	0/0.00
Whitebox Multi-Strategy Partners, LP(8)	—	14,037,979	14,037,979(5)	0/0.00	0/0.00
Pandora Select Partners, LP(8)	—	1,403,795	1,403,795(6)	0/0.00	0/0.00
Notes:
(1)
Includes 80,046 Common Shares issued upon conversion of Notes prior to the date hereof and still held, 12,672,961 Common Shares that may be issued pursuant to Notes issued in the Note Offering, and 3,175,310 Common Shares that may be issued upon exercise of Note Warrants issued in the Note Offering.

(2)
Includes 9,337,972 Common Shares that may be issued pursuant to Notes issued in the Note Offering, and 2,222,717 Common Shares that may be issued upon exercise of Note Warrants issued in the Note Offering.

(3)
Includes 8,315,240 Common Shares that may be issued pursuant to Notes issued in the Note Offering, and 1,979,277 Common Shares that may be issued upon exercise of Note Warrants issued in the Note Offering.

(4)
Includes 1,889,826 Common Shares that may be issued pursuant to Notes issued in the Note Offering, and 449,836 Common Shares that may be issued upon exercise of Note Warrants issued in the Note Offering.

(5)
Includes 11,338,965 Common Shares that may be issued pursuant to Notes issued in the Note Offering, and 2,699,014 Common Shares that may be issued upon exercise of Note Warrants issued in the Note Offering.

(6)
Includes 1,133,895 Common Shares that may be issued pursuant to Notes issued in the Note Offering, and 269,900 Common Shares that may be issued upon exercise of Note Warrants issued in the Note Offering.

(7)
Highbridge Capital Management, LLC is the trading manager of the Selling Shareholder and may be deemed to beneficially own the Common Shares held by (or that may be issued to) the Selling Shareholder.

(8)
Whitebox Advisors LLC is the investment manager of the Selling Shareholder and may be deemed to beneficially own the Common Shares held by (or that may be issued to) the Selling Shareholder.

(9)
Does not give effect to the 9.90% beneficial ownership blockers contained in both the Notes and the Note Warrants.

(10)
Common Shares issuable pursuant to the Notes include Common Shares that may be issued upon conversion thereof, Common Shares that may be issued in payment of interest thereon, and Common Shares that may be issued upon a fundamental change (such as a change of control).

(11)
Based on 35,635,073 outstanding Common Shares as of May 5, 2023 and assumes all Registrable Shares held by the Selling Shareholders are sold, and that the Selling Shareholders do not acquire beneficial ownership of any additional Common Shares

PLAN OF DISTRIBUTION
Electra is registering the Registrable Shares to permit the resale of the Registrable Shares by the Selling Shareholders, from time to time, after the date of this Prospectus. The Corporation will not receive any of the proceeds from the sale by the Selling Shareholder of the Registrable Shares.
The term Selling Shareholders, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling Registrable Shares or interests in Registrable Shares received after the date of this Prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Registrable Shares or interests in Registrable Shares on any stock exchange, market or trading facility on which the Registrable Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may use any one or more of the following methods when disposing of Registrable Shares or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
to or through underwriters;

•
block trades in which the broker-dealer will attempt to sell the Registrable Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date of this Prospectus;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the Selling Shareholders to sell a specified number of such Registrable Shares at a stipulated price per Registrable Share;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Registrable Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Registrable Shares, from time to time, under this Prospectus or under an amendment to this Prospectus, amending the list of Selling Shareholders, as necessary, to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus. The Selling Shareholders also may transfer the Registrable Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.
In connection with the sale of the Registrable Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registrable Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Registrable Shares short and deliver these securities to close out their short positions, or loan or pledge the Registrable Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registrable Shares offered by this Prospectus, which Registrable Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended, as necessary, to reflect such transaction).
The aggregate proceeds to the Selling Shareholders from the sale of the Registrable Shares offered by them will be the purchase price of the Registrable Shares less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Registrable Shares to be made directly or through agents. The Corporation will not receive any of the proceeds from the Secondary Offering.
The Corporation will pay the fees and expenses incident to the registration of the Registrable Shares.
The Selling Shareholders also may resell all or a portion of the Registrable Shares in open market transactions in reliance upon Rule 904 of Regulation S under the U.S. Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to another available exemption under the U.S. Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Registrable Shares or interests therein may be deemed “underwriters” within the meaning of Section 2(a)(11) of the U.S. Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Registrable Shares may be underwriting discounts or commissions under the U.S. Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the U.S. Securities Act will be subject to the prospectus delivery requirements of the U.S. Securities Act.
To the extent required, the Registrable Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts (including any discounts or concessions allowed or reallowed) with respect to a particular offer, any delayed delivery arrangements, and any securities exchange or markets on which the Common Shares may be listed will be set forth in an amendment to this Prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.
This Prospectus has not been filed in respect of, and will not qualify, any distribution of the Registrable Shares in Ontario or in any other province or territory of Canada at any time.
The Corporation has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Registrable Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable Electra will make copies of this Prospectus (as it may be amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the U.S. Securities Act. The Corporation and the Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Registrable Shares (and the Corporation may indemnify the Selling Shareholders in such transactions) against certain liabilities, including liabilities arising under the U.S. Securities Act.
There can be no assurance that any Selling Shareholder will sell any or all of the Registrable Shares registered pursuant to the registration statement, of which this Prospectus.
If the Corporation or any agent has reason to believe that the Common Shares are no longer “actively-traded securities” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, that party will promptly notify the other and sales of Common Shares pursuant to the Distribution Agreement or any terms agreement will be suspended until in the Corporation’s and the agents’ collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
The Secondary Offering consists of up to 55,564,959 Common Shares, comprised of up to 44,768,905 Note Shares issuable pursuant to the Notes and 10,796,054 Warrant Shares issuable pursuant to the Note Warrants.
Common Shares
The Corporation is authorized to issue an unlimited number of the Common Shares. As of May 5, 2023, there were 35,635,073 Common Shares issued and outstanding.
The Common Shares have all of the rights, privileges, restrictions and conditions of other Common Shares of the Corporation. Holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Corporation, to attend and to cast one vote per share at such meetings. Holders of Common Shares are also entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro-rata basis, the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights.
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”)

generally applicable to a person who acquires Common Shares pursuant to the Secondary Offering as beneficial owner and who, for the purposes of the Tax Act, and at all relevant times: (i) deals at arm’s length with the Corporation; (ii) is not affiliated with the Corporation; and (iii) acquires and holds the Common Shares as capital property (a “Holder”).
Common Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Common Shares or is deemed to hold or use the Common Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.
This summary is not applicable to a Holder: (i) that is a “financial institution” for purposes of the “mark-to-market property” rules; (ii) that is a “specified financial institution”; (iii) that has made a “functional currency” reporting election; (iv) an interest in which is a “tax shelter investment”; (v) that has entered into or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” in respect of Common Shares; or (vi) that receives dividends on the Common Shares under or as part of a “dividend rental arrangement”, all as defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Common Shares.
Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person, or group of non-resident persons not dealing with each other at arm’s length, for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors.
This summary is based upon: (i) the current provisions of the Tax Act and the Regulations in force as of the date hereof; (ii) all specific proposals (“Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”). No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law, the CRA’s administrative policies or assessing practices, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account any provincial, territorial or foreign income tax legislation or considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.
This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.
Currency Conversion
Subject to certain exceptions that are not discussed herein, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must generally be converted into Canadian dollars based on the single daily exchange rate as quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the CRA.
Holders Resident in Canada
This section of the summary is generally applicable to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act (“Resident Holder”). A Resident Holder whose Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to deem the Common Shares, and every other “Canadian security” (as defined in the Tax Act), held by such Resident Holder in the taxation year of the election and in all subsequent taxation years to be capital property. Resident Holders should consult with their own tax advisors regarding this election.
Dividends
A Resident Holder will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on the Common Shares.
In the case of a Resident Holder who is an individual (including certain trusts), such dividends (including deemed dividends) received on the Common Shares will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to “taxable dividends” received from a “taxable Canadian corporation” (each as defined in the Tax Act). An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Corporation in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Corporation to designate dividends as eligible dividends.
In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend (including a deemed dividend) that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors in this regard.
A Resident Holder that is a “private corporation” (as defined in the Tax Act) or a “subject corporation” (as defined in subsection 186(3) of the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Common Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year. A “subject corporation” is generally a corporation (other than a private corporation) resident in Canada and controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts).
Dispositions of Common Shares
A Resident Holder who disposes of or is deemed to have disposed of a Common Share (other than a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition of the Common Share net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of the Common Share immediately before the disposition or deemed disposition. The adjusted cost base to a Resident Holder of a Common Share will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property at that time by the Resident Holder. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Holders Resident in Canada — Capital Gains and Capital Losses”.
Capital Gains and Capital Losses
A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.
The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of dividends received or deemed to have been received by it on such Common Share to the extent and under the circumstances specified in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.
Other Income Taxes
A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year, including any dividends or deemed dividends that are not deductible in computing the Resident Holder’s taxable income and taxable capital gains. Proposed Amendments released by the Minister of Finance (Canada) on August 9, 2022 are intended to extend this additional tax and refund mechanism in respect of “aggregate investment income” to “substantive CCPCs” as defined in such Proposed Amendments.
Generally, a Resident Holder that is an individual (other than certain trusts) that receives or is deemed to have received taxable dividends on the Common Shares or realizes a capital gain on the disposition or deemed disposition of Common Shares may be liable for minimum tax under the Tax Act. Resident Holders that are individuals should consult their own tax advisors in this regard.
Holders Not Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada; and (ii) does not use or hold and is not and will not be deemed to use or hold the Common Shares in connection with carrying on a business in Canada (“Non-Resident Holder”). This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.
Dividends
Dividends paid or credited or deemed under the Tax Act to be paid or credited by the Corporation to a Non-Resident Holder on the Common Shares will generally be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend, unless such rate is reduced by the terms of an applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the “US Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the US Treaty, is the beneficial owner of the dividends, and is fully entitled to benefits under the US Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Corporation. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the US Treaty), including the ability to claim benefits thereunder. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.
Dispositions of Common Shares
A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share is, or is deemed to be, “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.
Provided that the Common Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSXV), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition, (i) 25% or more of the issued shares of any class or series of the capital stock of the Corporation were owned by, or belonged to, any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) at such time, more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, a Common Share may also be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in certain other circumstances. Non-Resident Holders should consult their own tax advisors as to whether their Common Shares constitute “taxable Canadian property” in their own particular circumstances.
A Non-Resident Holder’s capital gain (or capital loss) in respect of Common Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the headings “Holders Resident in Canada — Dispositions of Common Shares” and “Holders Resident in Canada — Capital Gains and Capital Losses”. Such Non-Resident Holders should consult their own tax advisors.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
The following discussion summarizes the anticipated U.S. federal income tax considerations generally applicable to a U.S. Holder (as defined below) of the ownership and disposition of the Common Shares. This discussion addresses only holders who acquire pursuant to this Secondary Offering and hold Common Shares as “capital assets” (generally, assets held for investment purposes).
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative pronouncements and rulings of the United States Internal Revenue Service (the “IRS”), and the US Treaty, all as in effect on the date hereof, and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., alternative minimum tax, the 3.8% Medicare tax on certain net investment income, or estate or gift tax). Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. U.S. Holders should consult their own tax advisers regarding such matters.
No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of the Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.
This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder as a result of the ownership and disposition of the Common Shares, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules, including, but not limited to, tax exempt organizations, partnerships and other pass-through entities and their owners, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, persons that hold the Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other similar arrangements, persons that acquired the Common Shares in connection with the exercise of employee share options or otherwise as compensation for services, persons that are resident or ordinarily resident in or have permanent establishment in a jurisdiction outside the United States, dealers in securities or foreign currencies, traders in securities electing to mark to market, U.S. persons whose functional currency (as defined in the Code) is not the U.S. dollar, U.S. expatriates, or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 10% or more of the Corporation’s shares by voting power or by value.

As used herein, a “U.S. Holder” is a beneficial owner of the Common Shares who, for U.S. federal income tax purposes, is: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Common Shares, the tax treatment of a partner in or owner of the partnership or other entity or arrangement will generally depend upon the status of the partner or owner and the activities of the entity. Prospective investors who are partners in partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) that are beneficial owners of the Common Shares are urged to consult their own tax advisors regarding the tax consequences of the ownership and disposition of the Common Shares.
This summary is of a general nature only and is not intended to be tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors are urged to consult their own tax advisors regarding the application of federal income tax laws to their particular circumstances, as well as any state, provincial, local, non-U.S. and other tax consequences of investing in the Common Shares and acquiring, holding or disposing of the Common Shares.
Passive Foreign Investment Company Rules
A foreign corporation will generally be considered a passive foreign investment company (“PFIC”) for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” In general, “passive income” includes dividends, interest, certain rents and royalties and certain gains, including the excess of gains over losses from certain commodities transactions. Net gains from commodities transactions are generally treated as passive income unless such gains are active business gains from the sale of commodities and “substantially all” of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business. Moreover, for purposes of determining if the foreign corporation is a PFIC, if the foreign corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it directly holds its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.
The determination as to whether a foreign corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the income, expenses and assets of the foreign corporation from time to time and the nature of the activities performed by its officers and employees. Based on the composition of the Corporation’s income and the value of its assets, the Corporation believes that it was classified as a PFIC for its taxable year ending December 31, 2022 and may continue to be classified as a PFIC for the current taxable year, but the Corporation expects that it may cease being classified as a PFIC once it begins to generate cash flow from operations. The Corporation’s status as a PFIC in any taxable year, however, requires a factual determination that can only be made annually after the close of each taxable year. Therefore, there can be no assurance as to whether the Corporation will be classified as a PFIC for the current taxable year or for any future taxable year.
If the Corporation is classified as a PFIC, a U.S. Holder that does not make any of the elections described below would be required to report any gain on the disposition of the Common Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of Common Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for Common Shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S.

Holder’s holding period that are before the first taxable year in which the Corporation is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of Common Shares as security for a loan may be treated as a taxable disposition of Common Shares. An “Excess Distribution” is the amount by which distributions during a taxable year in respect of a common share exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for Common Shares).
Certain additional adverse tax rules will apply to a U.S. Holder for any taxable year in which the Corporation is treated as a PFIC with respect to such U.S. Holder and any of the Corporation’s subsidiaries is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder will generally be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of such U.S. Holder’s percentage ownership in us.
The adverse tax consequences described above may be mitigated if a U.S. Holder makes a timely “qualified electing fund” election (“QEF Election”), with respect to its interest in the PFIC. Consequently, if the Corporation is classified as a PFIC, it may be advantageous for a U.S. Holder to elect to treat us as a “qualified electing fund” with respect to such U.S. Holder in the first year in which it holds Common Shares. If a U.S. Holder makes a timely QEF Election with respect to the Corporation, provided that the necessary information is provided by the Corporation, the electing U.S. Holder would be required in each taxable year that the Corporation is considered a PFIC to include in gross income (i) as ordinary income, the U.S. Holder’s pro rata share of the ordinary earnings of the Corporation and (ii) as capital gain, the U.S. Holder’s pro rata share of the net capital gain (if any) of the Corporation, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. Holder’s basis in Common Shares will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in Common Shares and will not be taxed again as distributions to the U.S. Holder.
A QEF Election made with respect to the Corporation will not apply to any Subsidiary PFIC; a QEF Election must be made separately for each Subsidiary PFIC (in which case the treatment described above would apply to such Subsidiary PFIC). If a U.S. Holder makes a timely QEF Election with respect to a Subsidiary PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such Subsidiary PFIC, but may not receive a distribution of such income. Such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge (which would not be deductible for U.S. federal income tax purposes if the U.S. Holder were an individual).
The U.S. federal income tax on any gain from the disposition of Common Shares or from the receipt of Excess Distributions may be greater than the tax if a timely QEF Election is made. For any taxable year in which the Corporation determines that it was likely a PFIC, the Corporation intends to make available to U.S. Holders, upon request and in accordance with applicable procedures, a “PFIC Annual Information Statement” for such taxable year with respect to the Corporation and, if applicable, any Subsidiary PFIC in which it owns more than 50% of such subsidiary’s total aggregate voting power. The “PFIC Annual Information Statement” may be used by U.S. Holders for purposes of complying with the reporting requirements applicable to a QEF election with respect to the Corporation and, if applicable, any Subsidiary PFIC.
Alternatively, if the Corporation was to be classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above by making a mark-to-market election (a “Mark-to-Market Election”), instead of a QEF Election, provided Common Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable U.S. Treasury Regulations. However, a U.S. Holder will not be permitted to make a Mark-to-Market Election with respect to a Subsidiary PFIC. U.S. Holders should consult their own tax advisers regarding the potential availability and consequences of a Mark-to-Market Election, as well as the advisability of making a protective QEF Election in case the Corporation is classified as a PFIC in any taxable year.

During any taxable year in which the Corporation or any Subsidiary PFIC is treated as a PFIC with respect to a U.S. Holder, that U.S. Holder generally must file IRS Form 8621. U.S. Holders should consult their own tax advisers concerning annual filing requirements.
Distributions on Common Shares
In general, subject to the PFIC rules discussed above, the gross amount of any distribution received by a U.S. Holder with respect to the Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to the Corporation’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Because the Corporation does not expect to maintain calculations of the Corporation’s earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.
The amount of any distributions paid in Canadian dollars will equal the U.S. dollar value of such distributions determined by reference to the exchange rate on the day they are received by the U.S. Holder (with the value of such distributions computed before any reduction for any Canadian withholding tax), regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder will have a tax basis in Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss generally will be treated as U.S. source ordinary income or loss.
Subject to applicable limitations and provided the Corporation is eligible for the benefits of the US Treaty or the Common Shares are readily tradable on a United States securities market, dividends paid by the Corporation to non-corporate US Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Corporation is not classified as a PFIC in the tax year of distribution or in the preceding tax year. Any amount of distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain corporate U.S. Holders in respect of dividends received from U.S. corporations.
Distributions to a U.S. Holder with respect to the Common Shares may be subject to Canadian non-resident withholding tax. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for U.S. federal income tax purposes. However, subject to limitations imposed by U.S. law, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the impact of, and any exception available to, the special income sourcing rule described in this paragraph. U.S. Holders who do not elect to claim a foreign tax credit may be able to claim an ordinary income tax deduction for Canadian income tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year.
Sale, Exchange or Other Taxable Disposition of Common Shares
Subject to the PFIC rules discussed above, upon a sale, exchange or other taxable disposition of the Common Shares, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale, exchange or other taxable disposition and the adjusted tax basis of such Common Shares. If any foreign tax is imposed on the sale, exchange or other disposition of the Common Shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds of the disposition before deduction of the tax. A U.S. Holder’s initial tax basis in the Common Shares generally will equal the cost of such Common Shares. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held for more than one year and will be short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss generally will be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are eligible for reduced rates of taxation. For both corporate and non-corporate U.S. Holders, limitations apply to the deductibility of capital losses.

Information Reporting and Backup Withholding
In general, dividends paid to a U.S. Holder in respect of the Common Shares and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of the Common Shares within the United States or through certain U.S.-related financial intermediaries will be subject to U.S. information reporting rules, unless a U.S. Holder is a Corporation or other exempt recipient and properly establishes such exemption. Backup withholding may apply to such payments if a U.S. Holder does not establish an exemption from backup withholding and fails to provide a correct taxpayer identification number and make any other required certifications.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
In addition, U.S. Holders should be aware of reporting requirements with respect to the holding of certain foreign financial assets, including stock of foreign issuers which is not held in an account maintained by certain financial institutions, if the aggregate value of all of such assets exceeds U.S.$50,000. U.S. Holders must attach a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their return for each year in which they hold the Common Shares. U.S. Holders should also be aware that if the Corporation were a PFIC, they would generally be required to file IRS Form 8261, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, during any taxable year in which such U.S. Holder recognizes gain or receives an excess distribution or with respect to which the U.S. Holder has made certain elections. U.S. Holders are urged to consult their own tax advisors regarding the application of the information reporting rules to the Registrable Shares and their particular situations.
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.
PRIOR SALES
The following tables set forth details regarding issuances of Common Shares and issuances of securities convertible into or exchangeable, redeemable or exercisable for Common Shares by the Corporation during the 12-month period before the date of this Prospectus up to May 5, 2023.
Corporation Securities Issuances
Date	Type of Security Issued	Issuance/Exercise/ Conversion Price per Security	Number of Securities
April 13, 2023	Common Shares	US$2.48	125,546
March 10, 2023	Options(8)	C$2.40	421,007
March 10, 2023	Deferred Stock Units(8)	C$2.40	285,417
March 10, 2023	Restricted Stock Units(8)	C$2.40	313,409
February 22, 2023	Common Shares(7)	C$2.98	3,058
February 22, 2023	Common Shares(6)	US$2.48	242,997
February 13, 2023	Warrants(1)	US$2.48	10,796,054
February 13, 2023	Convertible Notes(2)	US$2.48(3)	20,563,914(3)
December 8, 2022	Common Shares(4)	C$2.9855	5,600
December 8, 2022	Common Shares(4)	US$2.1895	3,700
November 9, 2022	Units(5)	US$2.35	2,345,000
October 18, 2022	Common Shares(4)	C$4.0371	5,600
October 17, 2022	Common Shares(4)	C$4.1216	2,500
October 17, 2022	Common Shares(4)	US$2.9019	6,550

Date	Type of Security Issued	Issuance/Exercise/ Conversion Price per Security	Number of Securities
October 14, 2022	Common Shares(4)	C$4.0540	5,500
October 14, 2022	Common Shares(4)	US$2.9803	3,400
October 13, 2022	Common Shares(4)	C$4.1358	3,800
October 13, 2022	Common Shares(4)	US$2.9595	3,900
October 12, 2022	Common Shares(4)	US$2.9911	2,900
October 12, 2022	Common Shares(4)	US$2.9708	2,900
October 11, 2022	Common Shares(4)	C$4.2057	3,000
October 10, 2022	Common Shares(4)	C$4.2868	3,100
October 10, 2022	Common Shares(4)	US$3.0965	1,120
October 7, 2022	Common Shares(4)	US$3.1259	3,200
October 7, 2022	Common Shares(4)	C$4.2392	4,600
October 6, 2022	Common Shares(4)	US$3.1184	7,100
October 5, 2022	Common Shares(4)	C$3.9522	900
October 4, 2022	Common Shares(4)	US$2.8286	5,200
October 4, 2022	Common Shares(4)	US$2.812	500
October 4, 2022	Common Shares(4)	C$3.9078	6,000
October 3, 2022	Common Shares(4)	US$2.8868	4,400
October 3, 2022	Common Shares(4)	C$4.0394	3,400
September 30, 2022	Common Shares(4)	US$2.9229	4,900
September 30, 2022	Common Shares(4)	C$4.0187	5,700
September 29, 2022	Common Shares(4)	US$2.9326	5,925
September 29, 2022	Common Shares(4)	C$4.0384	5,000
September 28, 2022	Common Shares(4)	C$4.0344	9,900
September 28, 2022	Common Shares(4)	US$2.9299	6,900
September 27, 2022	Common Shares(4)	C$4.1129	12,600
September 27, 2022	Common Shares(4)	US$3.0443	18,801
September 6, 2022	Common Shares(4)	C$4.1447	3,600
September 6, 2022	Common Shares(4)	US$3.2269	3,800
September 2, 2022	Common Shares(4)	C$4.3435	3,100
September 2, 2022	Common Shares(4)	US$3.3236	2,925
September 1, 2022	Common Shares(4)	C$4.4303	1,500
September 1, 2022	Common Shares(4)	US$3.3644	1,400
August 31, 2022	Common Shares(4)	C$4.4047	1,500
August 31, 2022	Common Shares(4)	US$3.4150	1,000
August 30, 2022	Common Shares(4)	C$4.4275	1,800
August 30, 2022	Common Shares(4)	US$3.3996	1,303
August 29, 2022	Common Shares(4)	C$4.4661	1,400
August 29, 2022	Common Shares(4)	US$3.4646	1,546
August 26, 2022	Common Shares(4)	C$4.4902	2,300
August 26, 2022	Common Shares(4)	US$3.4604	1,700
August 25, 2022	Common Shares(4)	C$4.5073	2,600

Date	Type of Security Issued	Issuance/Exercise/ Conversion Price per Security	Number of Securities
August 25, 2022	Common Shares(4)	US$3.4453	2,900
August 24, 2022	Common Shares(4)	C$4.6392	1,900
August 24, 2022	Common Shares(4)	US$3.5848	2,100
August 23, 2022	Common Shares(4)	C$4.5292	1,800
August 23, 2022	Common Shares(4)	US$3.5274	1,200
August 22, 2022	Common Shares(4)	C$4.4598	6,000
August 22, 2022	Common Shares(4)	US$3.4150	1,600
August 19, 2022	Common Shares(4)	C$4.57	5,200
August 19, 2022	Common Shares(4)	US$3.5383	2,200
August 18, 2022	Common Shares(4)	C$4.8241	2,800
August 18, 2022	Common Shares(4)	US$3.7588	31,100
June 10, 2022	Common Shares(4)	C$4.99	100
June 9, 2022	Common Shares(4)	C$4.91	600
June 8, 2022	Common Shares(4)	C$4.94	1,900
June 6, 2022	Common Shares(4)	C$4.9232	3,100
June 3, 2022	Common Shares(4)	C$4.92	100
June 1, 2022	Common Shares(4)	C$5.0028	1,800
May 31, 2022	Common Shares(4)	C$5.0204	2,500
May 24, 2022	Common Shares(4)	C$5.0015	5,300
May 13, 2022	Common Shares(4)	C$5.52	25,200
May 10, 2022	Common Shares(4)	C$5.21	1,400
May 9, 2022	Common Shares(4)	C$5.26	14,600
May 6, 2022	Common Shares(4)	C$5.31	12,100
May 5, 2022	Common Shares(4)	C$5.32	10,000
May 4, 2022	Common Shares(4)	C$5.51	21,400

Notes:
(1)
The investors in the Note Offering also received an aggregate of 10,796,054 warrants to purchase Common Shares.

(2)
The initial conversion rate of the notes issued under the Note Offering is 403.2140 Common Shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$2.48 per Common Share) subject to certain adjustments set forth in the Note Offering Indenture.

(3)
Issued pursuant to the Note Offering. See “The Corporation — Recent Developments — Convertible Note Offering” for additional details on the Note Offering.

(4)
Issued pursuant to a continuous at-the-market offering pursuant to an amended and restated equity distribution agreement dated May 17, 2022 between the Corporation, CIBC World Markets Inc. and CIBC World Markets Corp.

(5)
Issued pursuant to the November 2022 Unit Financing. See “The Corporation — Recent Developments — Financing” for additional details on the November 2022 Unit Financing.

(6)
Issued pursuant to the conversion of the notes.

(7)
Issued pursuant to the exercise of RSUs.

(8)
Issued as annual grant to directors, officers, employees and advisors.

TRADING PRICE AND VOLUME
The Common Shares are listed and posted for trading on the TSXV and Nasdaq under the symbol “ELBM”. The following table sets forth the reported intraday high and low prices and trading volumes of the Common Shares on the TSXV on a monthly basis for the 12-month period prior to the date of this Prospectus (Source: TSXV).

Period	High Trading Price (C$)	Low Trading Price (C$)	Volume
May 2022	5.88	4.40	1,591,148
June 2022	5.05	3.56	743,778
July 2022	5.50	3.27	798,212
August 2022	5.67	4.30	857,043
September 2022	5.29	3.80	869,670
October 2022	4.37	3.80	441,200
November 2022	4.10	2.99	1,385,892
December 2022	3.17	2.18	1,287,070
January 2023	3.68	2.26	696,982
February 2023	3.15	2.84	403,971
March 2023	2.91	2.36	939,165
April 2023	3.09	2.47	465,621
May 1, 2023 to May 5, 2023	2.60	2.50	46,213
On May 5, 2023, the last trading day prior to the date of this Prospectus, the closing price per Common Share on the TSXV was C$2.51.
The following table sets forth the reported intraday high and low prices and trading volumes of the Common Shares on the Nasdaq on a monthly basis for the 12-month period prior to the date of this Prospectus (Source: Nasdaq).
Period	High Trading Price (US$)	Low Trading Price (US$)	Volume
May 2022	4.65	3.33	3,678,288
June 2022	4.02	2.69	1,046,962
July 2022	4.36	2.54	1,133,558
August 2022	4.50	3.30	1,237,416
September 2022	4.05	2.75	2,939,344
October 2022	3.21	2.80	754,358
November 2022	3.09	2.22	2,636,642
December 2022	2.35	1.48	1,772,952
January 2023	2.74	1.63	1,048,351
February 2023	2.38	2.01	662,330
March 2023	2.19	1.71	866,029
April 2023	2.47	1.80	1,086,300
May 1, 2023 to May 5, 2023	1.97	1.84	107,100
On May 5, 2023, the last trading day prior to the date of this Prospectus, the closing price per Common Share on the Nasdaq was US$1.87.
RISK FACTORS
Before deciding to invest in the Registrable Shares, investors should carefully consider all of the information contained in and incorporated or deemed to be incorporated by reference in this Prospectus. An investment in the Registrable Shares is subject to certain risks, including risks related to the business of the Corporation, risks related to mining operations and risks related to the Corporation’s securities described in the documents incorporated or deemed to be incorporated by reference in this Prospectus. See the risk factors below contained the documents incorporated or deemed to be incorporated by reference herein and therein. Each of the risks described in these sections and documents could materially and adversely affect the Corporation’s business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to the Corporation or that we currently deem immaterial may also impair the Corporation’s business, financial condition, results of operations and prospects.
These risk factors, together with all other information included or incorporated by reference in this Prospectus, including, without limitation, information contained in the section “Cautionary Note Regarding Forward-Looking Statements” as well as the risk factors set out below, should be carefully reviewed and considered by investors.
Some of the factors described herein, in the documents incorporated or deemed incorporated by reference herein are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the adverse effects set out in the risk factors described herein, or in another document incorporated or deemed incorporated by reference herein occur, it could have a material adverse effect on the business, financial condition and results of operations of the Corporation. Additional risks and uncertainties of which the Corporation currently is unaware of or that are unknown or that it currently deems to be immaterial could have a material adverse effect on the Corporation’s business, financial condition and results of operations. The Corporation cannot provide assurance that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the adverse effects set out in the risk factors herein, or in the other documents incorporated or deemed incorporated by reference herein or other unforeseen risks.
The ability of the Corporation to continue as a going concern is contingent on additional financing.
The Corporation will require additional financing to continue operations, complete the construction of the Refinery, advance its battery recycling strategy, purchase required feedstock before the Refinery enters its operating phase and remain in compliance with minimum liquidity covenant under the Notes. There can be no assurances that the Corporation will be able to obtain adequate financing in the future. This represents a material uncertainty that casts substantial doubt on the Corporation’s ability to continue as a going concern.
The Corporation will require additional financing in the future and cannot assure that such financing will be available.
The Corporation is actively pursuing various alternatives including equity and debt financing to increase its liquidity and capital resources. The Corporation is also in discussion with various parties on alternatives to finance the funding of feedstock purchases. There can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be acceptable to the Corporation. Furthermore, if the Corporation raises additional capital by offering equity securities or securities convertible into equity securities, any additional financing may involve substantial dilution to existing shareholders. Failure to obtain sufficient financing when needed could result in the Corporation being unable to meet specified timelines for the advancement of the Refinery and may lead to the indefinite postponement of the advancement of the Refinery. The cost and terms of such financing may also significantly reduce the expected benefits from the Refinery or render the Refinery uneconomic. Although the Corporation has historically been successful in obtaining financing in the past, there can be no assurances that the Corporation will be able to obtain adequate financing in the future. This represents a material uncertainty that casts substantial doubt on the Corporation’s ability to continue as a going concern.
Liquidity risk is the risk that the Corporation will not be able to meet its financial obligations as they fall due. The Corporation does not have sufficient financial resources necessary to complete the construction and final commissioning of the Refinery and the Corporation is going through a planning and budgeting process to update the capital estimates and completion schedule associated with the Refinery. The Corporation attempts to ensure there is sufficient access to funds to meet ongoing business requirements, considering its current cash position and potential funding sources. Although the Corporation has historically been successful in obtaining financing in the past, there can be no assurances that the Corporation will be able to obtain adequate financing in the future. The Corporation has future obligations to pay semi-annual interest payments and the principal upon maturity related to the convertible debt. Starting in 2024 repayment of the interest-free Government loan will begin in 19 equal installments. Upon the issuance of the Notes and retirement of the 2026 Notes in February 2023, the Corporation is subject to a minimum cash balance requirement of US$2,000. Additionally the Corporation must have a United States registration statement providing for the resale of the

Registrable Shares deliverable on conversions of the Notes and Note Warrants by May 15, 2023. Failure to have such a statement by the date is considered an event of default which provides the Noteholders the right to demand repayment of the instrument.
The Cobalt Supply Agreement is not a definitive agreement for the provision of cobalt to LG for cash.
The Cobalt Supply Agreement is agreement with respect to key commercial terms on which the parties intend to enter into a definitive supply agreement, not a definitive agreement with respect to the provision of cobalt to LG for cash. Until a definitive agreement exists, there is no enforceable or binding obligation on either party to purchase or deliver cobalt. Entering into a definitive agreement is subject to a number of conditions and factors, not all of which are in the Corporation’s control. If a definitive agreement is not entered into with respect to cobalt supply with LG on the terms described in the Cobalt Supply Agreement, or on terms different than those expressed therein, the Corporation will need to seek out additional customers for the purchase of cobalt sourced from the Refinery, and there may be other negative effects on the Corporation and on the value of Common Shares.
An investment in the Corporation’s equity securities will not provide a guaranteed return on investment.
There can be no assurance regarding the amount of income to be generated by the Corporation and there can be no guarantee that an investment in the Registrable Shares will earn any positive return in the short term, long term, or at all. The market value of the Common Shares may deteriorate if the Corporation is unable to generate sufficient positive returns, and for macroeconomic and other factors that are outside the Corporation’s control. That deterioration may be significant. An investment in the Registrable Shares is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.
Supply Chain Compliance.
Upon commencement of operations at the Refinery, the Corporation expects to source a material portion of its feedstock for the Refinery from Glencore, IXM S.A. and CMOC. The Corporation reasonably expects Glencore, IXM S.A. and CMOC to source a majority, if not all, of the cobalt for such feedstock from their mineral projects located in the Democratic Republic of the Congo (“DRC”). On the Transparency International Corruption Perceptions Index, the DRC is ranked among the most highly corrupt countries in the world. Companies with operations or connections to the DRC have in the past and may in the future come under increased scrutiny from Canadian regulatory authorities with respect to the potential presence of forced labour in supply chains. While the Corporation does not currently, and does not expect to, have direct operations in the DRC, Canadian law nonetheless imposes due diligence obligations on an importer, which obligations include but are not limited to ensuring that imported goods are not produced in whole or in part through the use of forced labour. The consequences of the importation of goods that are produced with, or that contain any inputs that are produced with, forced labor include detention, seizure, forced destruction or re-exportation and/or forfeiture of the goods, administrative penalties, monetary penalties or criminal charges for the importer or its officers, directors or agents. The Corporation has taken reasonable steps to satisfy itself with respect to the origins of its feedstock in connection with the foregoing due diligence obligations, however any deemed failure by the Corporation to be deemed to have satisfied the onus of such due diligence obligations could have a material adverse effect on the Corporation and its operations. In addition, there have been recent unsuccessful attempts by legislators in Canada to pass legislation imposing greater obligations on companies to perform proactive supply chain due diligence in connection with forced labour. While the legislative efforts to this point have been unsuccessful, there can be no assurance that future efforts will continue to be unsuccessful. The passage of any such legislation could impose additional or enhanced due diligence obligations on the Corporation in connection with its supply chain, as well as enhanced penalties or enforcement measures, this may increase the time, effort and expense of conducting such due diligence investigations and in the event of any enforcement, result in a material adverse effect on the Corporation and its operations.
Refinery Development Financing Risks.
The Corporation will require a working capital facility to cover the feedstock purchase cycle through to the sale of final cobalt sulfate and to meet minimum liquidity requirements under the Note Offering. Failure to obtain sufficient financing when needed could result in the Corporation being unable to meet specified timelines for the advancement of the Refinery and may lead to the indefinite postponement of the advancement of the Refinery. The cost and terms of such financing may also significantly reduce the expected benefits from the Refinery or render the Refinery uneconomic. Although the Corporation has historically been successful in obtaining financing in the past, there can be no assurances that the Corporation will be able to obtain adequate financing in the future. This represents a material uncertainty that casts substantial doubt on the Corporation’s ability to continue as a going concern.
Resource exploration and development involves a high degree of risk.
Resource exploration and development is a speculative business and involves a high degree of risk. There is no known body of commercial ore on any of the Corporation’s mineral properties. There is no certainty that the expenditures to be made by the Corporation in the exploration of its mineral properties otherwise will result in discoveries of commercial quantities of minerals. The marketability of natural resources which may be acquired or discovered by the Corporation will be affected by numerous factors beyond the control of the Corporation including, but not limited to, the COVID-19 pandemic. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Corporation not receiving an adequate return on invested capital.
There can be no assurance that the Refinery will have the capabilities to produce specific products or will be economically viable.
The Corporation’s strategic priority is the advancement of the Refinery, with significant metallurgical test work planned and a pilot plant work at third party facilities anticipated. There is no assurance that the outcomes of this test work and the results of the pilot plant work will be positive and that the Refinery will have the capabilities to produce specific end products. Furthermore, no assurance can be given that operating the Refinery will be economically viable. The Corporation will manage these risks through contracting technical experts on metallurgy and engineering to perform the required analysis and studies on the capability of the Refinery and its projected economics.
The Corporation is not currently generating positive cash flow.
The Corporation is a pre-operations stage company with respect to the Refinery and an exploration stage company with respect to its mineral properties, and as a result has not to date generated cash flow from operations. The Corporation is devoting significant resources to the development of its assets, however there can be no assurance that it will generate positive cash flow from operations in the future. The Corporation expects to continue to incur negative consolidated operating cash flow and losses until such time as it achieves commercial production at a particular project.
The Corporation’s capital resources rely on availability of financing.
Historically, the Corporation’s capital requirements have been primarily funded through the sale of Common Shares and the issuance of the 2026 Notes. Factors that could affect the availability of financing include the progress and results of refurbishment of the Refinery, levels of debts and security over the Corporation’s assets, customer arrangements, ongoing exploration at the Corporation’s mineral properties, the state of international debt and equity markets, and investor perceptions and expectations of the transition to EVs and the global cobalt markets generally. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Corporation. Based on the amount of funding raised, the Corporation’s planned exploration or other work programs may be postponed, or otherwise revised, as necessary.
Securities of Electra are subject to price volatility.
Capital and securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to the financial performance or prospects of the Corporation include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries or asset classes. There can be no assurance that continued fluctuations in mineral or commodity prices will not occur. As a result of any of these factors, the market price of the Common Shares of the Corporation at any given time may not accurately reflect the long-term value of the Corporation.
In the past, following periods of volatility in the market price of a company’s securities, shareholders have instituted class action securities litigation against them. Such litigation, if instituted, could result in substantial cost and diversion of management attention and resources, which could significantly harm profitability and the reputation of the Corporation.
Sales of a significant number of Common Shares in the public markets, or the perception of such sales, could depress the market price of the Common Shares.
Sales of a substantial number of Common Shares or other equity-related securities in the public markets by the Corporation or its significant shareholders could depress the market price of the Common Shares and impair the Corporation’s ability to raise capital through the sale of additional equity securities. The Corporation cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity. If the Corporation raises additional funding by issuing additional equity securities, such financing may substantially dilute the interests of shareholders of the Corporation and reduce the value of their investment.
Investors may be subject to additional dilution with future securities issuances by the Corporation.
The Corporation may issue additional securities in the future, which may dilute a shareholder’s holdings in the Corporation. The Corporation’s articles permit the issuance of an unlimited number of Common Shares, and shareholders will have no pre-emptive rights in connection with such further issuances. The directors of the Corporation have discretion to determine the price and the terms of further issuances. Moreover, additional Common Shares may be issued by the Corporation on the exercise of options under the Corporation’s stock option plan and other equity compensation plans, and upon the exercise of outstanding warrants.
There is no market for Electra’s securities, other than the Common Shares.
There is currently no market through which the Corporation’s securities, other than the Corporation’s Common Shares, may be sold and the Corporation’s Note Warrants or other securities may not be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell certain securities purchased under this Prospectus. This may affect the pricing of the Corporation’s securities, other than the Corporation’s Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for the Corporation’s securities, other than the Common Shares, will develop or, if developed, that any such market, including for the Common Shares, will be sustained.
United States investors may not be able to obtain enforcement of civil liabilities against the Corporation.
The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that the Corporation is governed by the CBCA, that some of the Corporation’s officers and directors are not residents of the United States, and that all, or a substantial portion, of their assets and certain of the Corporation’s assets are located outside the United States. It may not be possible for investors to effect service of process within the United States on certain of its directors and officers or enforce judgments obtained in the United States courts against the Corporation or certain of the Corporation’s directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States. There is some doubt as to whether a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against the Corporation or its directors and officers. There is also doubt as to whether an original action could be brought in Canada against the Corporation or its directors and officers to enforce liabilities based solely upon United States federal or state securities laws.
If the Corporation is characterized as a passive foreign investment company, U.S. holders may be subject to adverse U.S. federal income tax consequences.
A foreign corporation is classified as a passive foreign investment company (“PFIC”) for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of its gross income for such year is “passive income” as defined in the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended, or (ii) 50% or more of the value of its assets, determined on the basis of a quarterly average, during such year is attributable to assets that produce or are held for the production of passive income. The Corporation believes that it may have been classified as a PFIC for prior taxable years and may continue to be classified as a PFIC for the current taxable year, but the Corporation expects that it may cease being classified as a PFIC once it begins to generate cash flow from operations. The Corporation’s status as a PFIC in any taxable year, however, requires a factual determination that depends on, among other things, the composition of the Corporation’s income, assets, and activities in each year, and can only be made annually after the close of each taxable year. Therefore, there can be no assurance as to whether the Corporation will be classified as a PFIC for the current taxable year or for any future taxable year. If the Corporation is treated as a PFIC for any taxable year during which a U.S. holder holds the Corporation’s Common Shares, the U.S. holder may be subject to material adverse tax consequences upon a sale, exchange, or other disposition of such Common Shares, or upon the receipt of distributions in respect of such Common Shares, unless certain elections are made. An investor is strongly urged to consult its own tax advisors regarding the application of these rules, along with the availability and advisability of any elections, to such investor’s particular circumstances.
As a foreign private issuer, the Corporation is subject to different U.S. securities laws and rules than a U.S. domestic issuer, which may limit the information publicly available to U.S. investors.
The Corporation is a “foreign private issuer” under applicable U.S. federal securities laws and, therefore, is not required to comply with all of the periodic disclosure and current reporting requirements of the U.S. Exchange Act and related rules and regulations. As a result, the Corporation does not file the same reports that a U.S. domestic issuer would file with the SEC, although it will be required to file with or furnish to the SEC the continuous disclosure documents that the Corporation is required to file in Canada under Canadian securities laws. In addition, the Corporation’s officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Corporation’s securityholders may not know on as timely a basis when its officers, directors and principal shareholders purchase or sell securities of the Corporation as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, the Corporation is exempt from the proxy rules under the U.S. Exchange Act.
The Corporation is subject to the foreign exchange rate risk.
The Corporation reports its consolidated financial statements in Canadian dollars; however, the Corporation has operations in the United States. Consequently, the financial results of the Corporation’s operations as reported in Canadian dollars are subject to changes in the value of the Canadian dollar relative to the U.S. dollar. Exploration and development activities in the U.S. are held in the Corporation’s U.S. subsidiaries and are primarily incurred in U.S. dollars. and translated into Canadian dollars within the consolidated financial statements. Given the time between initial recognition and settlement of payments, as such, the Corporation can be exposed to significant fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar. In addition, a significant change in the exchange rate between the U.S. dollar and Canadian dollar can impact the Corporation’s available liquidity to perform exploration and development activities. The Corporation does not currently enter into any foreign exchange hedges to limit exposure to exchange rate fluctuations. The Board of Directors continually assesses the Corporation strategy toward its foreign exchange rate risk, depending on market conditions.
The Corporation could lose its foreign private issuer status in the future, which could result in significant additional costs and expenses to the Corporation.
In order to maintain its current status as a foreign private issuer, 50% or more of the Corporation’s Common Shares must be directly or indirectly owned of record by non-residents of the United States unless the

Corporation also satisfies one of the additional requirements necessary to preserve this status. The Corporation may in the future lose its foreign private issuer status if a majority of the Common Shares are owned of record in the United States and the Corporation fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to the Corporation under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs the Corporation incurs as a Canadian foreign private issuer eligible to use the MJDS. If the Corporation is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.
The conflict between Russia and Ukraine could destabilize global markets and threatens global peace.
On February 24, 2022, Russian military forces launched a full-scale military invasion of Ukraine. In response, Ukrainian military personal and civilians are actively resisting the invasion. Many countries throughout the world have provided aid to the Ukraine in the form of financial aid and in some cases military equipment and weapons to assist in their resistance to the Russian invasion. The North Atlantic Treaty Organization (“NATO”) has also mobilized forces to NATO member countries that are close to the conflict as deterrence to further Russian aggression in the region. The outcome of the conflict is uncertain and is likely to have wide ranging consequences on the peace and stability of the region and the world economy. Certain countries including Canada and the United States, have imposed strict financial and trade sanctions against Russia and such sanctions may have far reaching effects on the global economy. The long-term impacts of the conflict and the sanctions imposed on Russia remain uncertain.
Global instability caused by international conflict and disease outbreaks can impact the Corporation’s operations.
Political and economic instability (including the Russian invasion of Ukraine), global or regional adverse conditions, such as pandemics or other disease outbreaks (including the COVID-19 global outbreak) or natural disasters, currency exchange rates, trade tariff developments, transport availability and cost, including import-related taxes, transport security, inflation and other factors are beyond the Corporation’s control. The macroeconomic environment remains challenging and the Corporation’s results of operations could be materially affected by such macroeconomic conditions. As an example, the COVID-19 global outbreak and efforts to contain it may have an impact on the Corporation’s business. The Corporation has implemented various safety measures onsite to ensure the safety of its employees and contractors. The Corporation continues to monitor the situation and the impact the virus may have on its projects. Should the virus spread, travel bans remain in place or should one of the Corporation’s team members or consultants become infected, the Corporation’s ability to advance its projects may be impacted. Similarly, the Corporation’s ability to obtain financing and the ability of the Corporation’s vendors, suppliers, consultants and partners to meet obligations may be impacted as a result of COVID-19 and efforts to contain the virus. The overall global uncertainty related to COVID-19 may present other challenges that are not known at the current time, such as supply chain interruptions, potential delays in the procurement process, or alterations of business plans by the Corporation’s strategic partners.
While substantially all containment measures in Canada have been lifted, additional safety precautions and operating protocols aimed at containing the spread of COVID-19 may be instituted in line with guidance of public health authorities. Additional waves of the COVID-19 pandemic, together with the emergence of new COVID-19 variant strains, may lead to the imposition of containment measures to varying degrees in many regions within Canada and globally. These containment measures have the potential to impact global economic activity, and such measures may also contribute to increased market volatility and continued changes to the macroeconomic environment. The prolonged effects of any disruption may have adverse impacts on the Corporation’s business strategies and initiatives, resulting in ongoing effects to its financial results, including the increase of counterparty, market and operational risks.
In addition, hostilities in Ukraine, and the accompanying international response, has been disruptive to the world economy, with increased volatility in global markets, including higher oil and gasoline prices, international trade and financial markets, all of which have a trickle-down effect on supply chains, equipment and construction. There is material uncertainty about the extent to which this conflict will continue to impact economic and financial affairs, as the numerous issues arising from the conflict are in flux and there is the potential for escalation of the conflict both within Europe and globally.
The Corporation may be impacted by general inflationary pressures.
Following the COVID-19 pandemic, the ongoing war in Ukraine and other events, the global economy has faced significant instability marked by increased inflation and supply chain issues. Global economic conditions could further deteriorate, and the economy may contract and enter into a recession. Additionally, future economic shocks may be precipitated by a number of causes, including a rise in the price of oil, geopolitical instability, natural disasters and outbreaks of medical endemic or pandemic issues. Any sudden or rapid destabilization of global economic conditions could impact the Corporation’s ability to obtain equity or debt financing in the future on terms favourable to the Corporation. Additionally, any such occurrence could cause decreases in asset values that are deemed to be other than temporary, which may result in impairment charges. Further, in such an event, the Corporation’s operations and financial condition could be adversely impacted.
General inflationary pressures may affect labour and other costs, which could have a material adverse effect on the Corporation’s financial condition, results of operations and the capital expenditures required to advance the Corporation’s business plans. There can be no assurance that any governmental action taken to control inflationary or deflationary cycles will be effective or whether any governmental action may contribute to economic uncertainty. Governmental action to address inflation or deflation may also affect currency values. Accordingly, inflation and any governmental response thereto may have a material adverse effect on the Corporation’s business, results of operations, cash flow, financial condition and the price of the Corporation’s securities.
The Corporation’s results of operations could be materially affected by macroeconomic conditions.
Political and economic instability (including Russia’s recent invasion of Ukraine), global or regional adverse conditions, such as pandemics or other disease outbreaks (including the COVID-19 global outbreak) or natural disasters, currency exchange rates, trade tariff developments, transport availability and cost, including import-related taxes, transport security, inflation and other factors are beyond the Corporation’s control. The macroeconomic environment remains challenging and the Corporation’s results of operations could be materially affected by such macroeconomic conditions. As an example, the COVID-19 global outbreak and efforts to contain it may have an impact on the Corporation’s business. The Corporation has implemented various safety measures onsite to ensure the safety of its employees and contractors. The Corporation continues to monitor the situation and the impact the virus may have on its projects. Should the virus spread, travel bans remain in place or should one of the Corporation’s team members or consultants become infected, the Corporation’s ability to advance its projects may be impacted. Similarly, the Corporation’s ability to obtain financing and the ability of the Corporation’s vendors, suppliers, consultants and partners to meet obligations may be impacted as a result of COVID-19 and efforts to contain the virus. The overall global uncertainty related to COVID-19 may present other challenges that are not known at the current time, such as supply chain interruptions or alterations of business plans by the Corporation’s strategic partners (specifically, in light of evolving developments surrounding the Omicron variant).
The Corporation has not yet generated cash flow from operations and may not do so for some time.
The Corporation is an exploration stage company with respect to its mineral properties and is a pre-operations stage company with respect to its Refinery, and as a result has not generated cash flow from operations. The Corporation is devoting significant resources to the development of its assets, however there can be no assurance that it will generate positive cash flow from operations in the future. The Corporation expects to continue to incur negative consolidated operating cash flow and losses until such time as it achieves commercial production at a particular project.
The Corporation is subject to risks relating to uncertainties with respect to its mineral resources.
Mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty which may attach to mineral resources, there can be no assurances that mineral resources will be upgraded to mineral reserves as a result of continued exploration or during operations.

There can be no assurances that any of the mineral resources described or incorporated by reference herein or published technical reports of the Corporation will be realized. Until a deposit is actually extracted and processed, the quantity of mineral resources or reserves, grades, recoveries and costs must be considered as estimates only. In addition, the quantity of mineral resources or reserves may vary depending on, among other things, product prices. Any material change in the quantity of mineral resources or reserves, grades, dilution occurring during mining operations, recoveries, costs or other factors may affect the economic viability of stated mineral resources or reserves. In addition, there is no assurance that mineral recoveries in limited, small scale laboratory tests or pilot plants will be duplicated by larger scale tests or during production. Fluctuations in cobalt prices, results of future drilling, metallurgical testing, actual mining and operating results, and other events subsequent to the date of stated mineral resources and reserves estimates may require revision of such estimates. Any material reductions in estimates of mineral resources or reserves could have a material adverse effect on the Corporation.
The Corporation may be unable to obtain necessary permits on a timely basis.
The Corporation’s operations, Refinery and exploration activities are subject to receiving and maintaining licenses, permits and approvals, including regulatory relief or amendments, (collectively, “permits”) from appropriate governmental authorities. Before any development on any of its properties the Corporation must receive numerous permits, and continued operations at the Corporation’s mines is also dependent on maintaining, complying with, and renewing required permits or obtaining additional permits.
The Corporation may be unable to obtain on a timely basis or maintain in the future all necessary permits required to explore and develop its properties, commence construction or operation of mining facilities and properties or maintain continued operations. Delays may occur in connection with obtaining necessary renewals of permits for the Corporation’s existing operations and activities, additional permits for existing or future operations or activities, or additional permits associated with new legislation. It is possible that previously issued permits may become suspended or revoked for a variety of reasons, including through government or court action.
The Corporation’s ability to meet its capital requirements may be negatively impacted by a number of factors which may necessitate revisions to the Corporations’ work programs.
Historically, capital requirements have been primarily funded through the sale of Common Shares. Factors that could affect the availability of financing include the progress and results of refurbishment of the Refinery, ongoing exploration at the Corporation’s mineral properties, the state of international debt and equity markets, and investor perceptions and expectations of the global cobalt markets. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Corporation. Based on the amount of funding raised, the Corporation’s planned exploration or other work programs may be postponed, or otherwise revised, as necessary.
Property Commitments.
The Corporation’s mining properties may be subject to various land payments, royalties and/or work commitments. Failure by the Corporation to meet its payment obligations or otherwise fulfill its commitments under these agreements could result in the loss of related property interests.
The Corporation may not be able to meet its debt service obligations if the Refinery development and operation do not proceed as anticipated.
The Corporation now has debt service obligations arising from the Notes, which include ongoing coupon payments and payment of principal at maturity. In the event the Refinery construction is not completed as planned or sufficient cash flow from refinery operations is not generated, there is a risk that the Corporation may not have sufficient available capital to meet its debt obligations. In this event, the assets pledged may be transferred to the lenders.
The Corporation relies on its key personnel.
The senior officers of the Corporation are critical to its success. In the event of the departure of a senior officer, the Corporation believes that it will be successful in attracting and retaining qualified successors, but there can be no assurance of such success. Recruiting qualified personnel as the Corporation grows is critical to its success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited, and competition for such persons is intense. As the Corporation’s business activity grows, it will require additional key financial, administrative, engineering, geological and other personnel. If the Corporation is not successful in attracting and training qualified personnel, the efficiency of its operations could be affected, which could have an adverse impact on future cash flows, earnings, results of operations and the financial condition of the Corporation. The Corporation is particularly at risk at this state of its development as it relies on a small management team, the loss of any member of which could cause severe adverse consequences.
The market price of the Common Shares of the Corporation may be volatile for reasons unrelated to the Corporation’s performance and may not accurately reflect the long-term value of the Corporation.
Capital and securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to the financial performance or prospects of the Corporation include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries or asset classes. There can be no assurance that continued fluctuations in mineral or commodity prices will not occur. As a result of any of these factors, the market price of the Common Shares of the Corporation at any given time may not accurately reflect the long-term value of the Corporation.
In the past, following periods of volatility in the market price of a company’s securities, shareholders have instituted class action securities litigation against them. Such litigation, if instituted, could result in substantial cost and diversion of management attention and resources, which could significantly harm profitability and the reputation of the Corporation.
The Corporation is subject to risks related to the cyclical nature of the mining business.
The mining business and the marketability of the products that are produced are affected by worldwide economic cycles. At the present time, the significant demand for cobalt and other commodities in many countries is driving increased prices, but it is difficult to assess how long such demand may continue.
Fluctuations in supply and demand in various regions throughout the world are common. As the Corporation’s mining and exploration business is in the exploration stage and as the Corporation does not carry on production activities, its ability to fund ongoing exploration is affected by the availability of financing which is, in turn, affected by the strength of the economy and other general economic factors.
The Corporation is subject to operational risks.
The Corporation will be subject to a number of operational risks and may not be adequately insured for certain risks, including: environmental contamination, liabilities arising from historic operations, accidents or spills, industrial and transportation accidents, which may involve hazardous materials, labor disputes, catastrophic accidents, fires, blockades or other acts of social activism, changes in the regulatory environment, impact of non-compliance with laws and regulations, natural phenomena such as inclement weather conditions, floods, earthquakes, ground movements, cave-ins, and encountering unusual or unexpected geological conditions and technological failure of exploration methods.
There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the property of the Corporation, personal injury or death, environmental damage or, regarding the exploration or development activities of the Corporation, increased costs, monetary losses and potential legal liability and adverse governmental action. These factors could all have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.
Additionally, the Corporation may be subject to liability or sustain loss for certain risks and hazards against which the Corporation cannot insure or which the Corporation may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.

The Corporation is subject to construction related risks.
As a result of the substantial expenditures involved in development projects, developments are prone to material cost overruns versus budget. The capital expenditures and time required to develop new mines are considerable and changes in cost or construction schedules can significantly increase both the time and capital required to build the project.
Construction costs and timelines can be impacted by a wide variety of factors, many of which are beyond the control of the Corporation. These include, but are not limited to, weather conditions, ground conditions, performance of the mining fleet and availability of appropriate rock and other material required for construction, availability and performance of contractors and suppliers, delivery and installation of equipment, design changes, accuracy of estimates and availability of accommodations for the workforce.
Project development schedules are also dependent on obtaining the governmental approvals necessary for the operation of a project. The timeline to obtain these government approvals is often beyond the control of the Corporation. A delay in start-up or commercial production would increase capital costs and delay receipt of revenues.
The Corporation is subject to environmental related risks.
All phases of mineral exploration and development businesses, including with respect to the Refinery, present environmental risks and hazards and are subject to environmental regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances used and or produced in association with natural resource exploration and production operations. The legislation also requires that facility sites be operated, maintained, abandoned, and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material.
Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require the Corporation to incur costs to remedy such discharge. Based on risk assessments conducted by the Corporation, climate change is not an immediate material risk faced by the Corporation. However, no assurance can be given that the application of environmental laws to the business and operations of the Corporation will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect the Corporation’s financial condition, results of operations or prospects.
The Corporation is subject to tax related risks.
The Corporation is affected by the tax regimes of various local, regional, and national authorities. Revenues, expenditures, income, investments, land use, intercompany transactions and all other business conditions can be taxed. Tax regulations, interpretations and enforcement policies may differ from the Corporation’s applied methods and may change over time due to circumstances beyond the Corporation’s control. The effect of such events could have material adverse effects on the Corporation’s anticipated tax consequences. There is no assurance regarding the nature or rate of taxation, assessments and penalties that may be imposed.
The Corporation is subject to decommissioning and reclamation related risks.
Environmental regulators are increasingly requiring financial assurances to ensure that the cost of decommissioning and reclaiming sites is borne by the parties involved, and not by government. It is not possible to predict what level of decommissioning and reclamation (and financial assurances relating thereto) may be required in the future by regulators. The Corporation’s ability to advance its projects could be adversely affected by any inability on its part to obtain or maintain the required financial assurances.
The Corporation has never paid cash dividends and does not expect to do so in the future.
The Corporationhas never paid cash dividends on its Common Shares, and does not expect to pay any cash dividends in the future in favor of utilizing cash to support the development of our business. Any future determination relating to the Corporation’s dividend policy will be made at the discretion of the Corporation’s Board of Directors and will depend on a number of factors, including future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements the Corporation may obtain or enter into, future prospects and other factors the Corporation’s Board of Directors may deem relevant at the time such payment is considered. As a result, shareholders will have to rely on capital appreciation, if any, to earn a return on their investment in the Common Shares for the foreseeable future.
There can be no assurance that the Corporation’s estimate of time and costs will be achievable.
Actual time and costs may vary significantly from estimates for a variety of reasons, both within and beyond the control of the Corporation. Failure to achieve time estimates and significant increases in costs may adversely affect the Corporation’s ability to continue exploration, develop the Iron Creek Project, the Refinery and the Cobalt Camp, and ultimately generate sufficient cash flows. There is no assurance that the Corporation’s estimates of time and costs will be achievable.
There is no assurance that consumables will be available at all or at reasonable costs.
The Corporation’s planned exploration, development and operating activities, including the profitability thereof, will continue to be affected by the availability and costs of consumables used in connection with the Corporation’s activities. Of significance, this may include concrete, steel, copper, piping, diesel fuel and electricity. Other inputs such as labour, consultant fees and equipment components are also subject to availability and cost volatility. If inputs are unavailable at reasonable costs, this may delay or indefinitely postpone planned activities. Furthermore, many of the consumables and specialized equipment used in exploration, development and operating activities are subject to significant volatility. There is no assurance that consumables will be available at all or at reasonable costs.
Conflicts of interests may exist with the Corporation’s directors and officers.
The Corporation’s directors and officers are or may become directors or officers of other mineral resource companies or reporting issuers or may acquire or have significant shareholdings in other mineral resource companies and, to the extent that such other companies may participate in ventures in which the Corporation may, or may also wish to participate, the directors and officers of the Corporation may have a conflict of interest with respect to such opportunities or in negotiating and concluding terms respecting the extent of such participation.
The Corporationand its directors and officers will attempt to minimize such conflicts. If such a conflict of interest arises at a meeting of the directors of the Corporation, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, the Corporation will establish a special committee of independent directors to review a matter in which several directors, or officers, may have a conflict. In determining whether or not the Corporation will participate in a particular program and the interest to be acquired by it, the directors will primarily consider the potential benefits to the Corporation, the degree of risk to which the Corporation may be exposed and its financial position at that time. Other than as indicated, the Corporation has no other procedures or mechanisms to deal with conflicts of interest.
The Corporation is subject to legal claims.
All industries, including the mining industry, are subject to legal claims, with and without merit. Defense and settlement costs of legal claims can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding to which the Corporation may become subject could have a material adverse effect on the Corporation’s business, prospects, financial condition, and operating results. There are no current claims or litigation outstanding against the Corporation.
Future sales of the Corporation’s equity securities may depress the market price of the Common Shares.
Sales of a substantial number of Common Shares or other equity-related securities in the public markets by the Corporation or its significant shareholders could depress the market price of the Common Shares and impair the Corporation’s ability to raise capital through the sale of additional equity securities. The Corporation cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity. If the Corporation raises additional funding by issuing additional equity securities, such financing may substantially dilute the interests of shareholders of the Corporation and reduce the value of their investment.
Future sales of the Corporation’s securities may dilute investors’ holdings in the Corporation.
The Corporation may issue additional securities in the future, which may dilute a shareholder’s holdings in the Corporation. The Corporation’s notice of articles permit the issuance of an unlimited number of Common Shares, and shareholders will have no pre-emptive rights in connection with such further issuance. The directors of the Corporation have discretion to determine the price and the terms of further issuances. Moreover, additional Common Shares may be issued by the Corporation on the conversion of convertible securities, including the conversion of the Notes, the exercise of options under the Corporation’s stock option plan and upon the exercise of outstanding warrants.
An investment in the Common Shares is highly speculative.
An investment in the Common Shares is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.
There is no guarantee that an active trading market for the Common Shares will be maintained.
There may not be an active, liquid market for the Common Shares. There is no guarantee that an active trading market for the Common Shares will be maintained on the TSXV or Nasdaq. Investors may not be able to sell their Common Shares quickly or at the latest market price if trading in the Common Shares is not active.
Risks associated with the offtake arrangements may not allow the Corporation to realize the full benefits of the Refinery operation.
The dependence on third parties for offtake revenue that is periodic and infrequent and the provision of essential support services raises the risk that a failure or material delay by the counterparties to these contracts or arrangements to perform their obligations thereunder, or breach of these contracts or arrangements by such counterparties, or the failure of the Corporation to enter into such contracts or arrangements, could have a material adverse effect on the Corporation’s business, operating results and financial position and its ability to successfully transition to full operation of the Refinery and realize the benefits thereof.
The Corporation is subject to insurance related risks.
The Corporationis also subject to a number of operational risks and may not be adequately insured for certain risks, including: accidents or spills, industrial and transportation accidents, which may involve hazardous materials, labor disputes, catastrophic accidents, fires, blockades or other acts of social activism, changes in the regulatory environment, impact of non-compliance with laws and regulations, natural phenomena such as inclement weather conditions, floods, earthquakes, tornados, thunderstorms, ground movements, cave-ins, and encountering unusual or unexpected geological conditions and technological failure of exploration methods.
There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the properties of the Corporation, personal injury or death, environmental damage or, regarding the exploration or development activities of the Corporation, increased costs, monetary losses and potential legal liability and adverse governmental action, all of which could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition. The payment of any such liabilities would reduce the funds available to the Corporation. If the Corporation is unable to fully fund the cost remedying an environmental problem, it might be required to suspend operations or enter into costly interim compliance measures pending completion of a permanent remedy.

No assurance can be given that insurance to cover the risks to which the Corporation’s activities are subject will be available at all or at commercially reasonable premiums. The Corporation is not currently covered any form of environmental liability insurance, since insurance against environmental risks (including liability for pollution) or other hazards resulting from exploration and development activities is unavailable prohibitively expensive. This lack of environmental liability insurance coverage could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.
The Corporation is subject to infrastructure related risks.
Mining, processing, development, and exploration activities depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, or community, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation’s operations, financial condition, and results of operations.
The Corporation faces strong competition from other mining companies.
The Corporationfaces strong competition from other mining companies in connection with the identification and acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience, and technical capabilities than the Corporation. As a result of this competition, the Corporation may be unable to identify, maintain or acquire attractive mining properties on acceptable terms or at all. In addition, the Corporation faces competition sourcing mine production for the Refinery. The Corporation’s plan for the Refinery, in part, include transporting African mine production from China to North America. Most cobalt is currently mined in the DRC and shipped to China for refining. The Corporation faces significant competition in diverting mine production, particularly ethically sourced mine production, to the Refinery and as a result, may be unable to identify, maintain or acquire mine production for the Refinery on acceptable terms or at all. Consequently, the Corporation’s prospects, revenues, operations, and financial condition could be materially adversely affected.
The Corporation is subject to risk related to shareholder activism.
In recent years, publicly-traded companies have been increasingly subject to demands from activist shareholders advocating for changes to corporate governance practices, such as executive compensation practices, social issues, or for certain corporate actions or reorganizations. There can be no assurances that activist shareholders will not publicly advocate for the Corporation to make certain corporate governance changes or engage in certain corporate actions. Responding to challenges from activist shareholders, such as proxy contests, media campaigns or other activities, could be costly and time consuming and could have an adverse effect on the Corporation reputation and divert the attention and resources of the Corporationmanagement and the Corporation’s board of directors, which could have an adverse effect on the Corporation’s business and results of operations. Even if the Corporation does undertake such corporate governance changes or corporate actions, activist shareholders may continue to promote or attempt to effect further changes and may attempt to acquire control of the Corporation to implement such changes. If shareholder activists seeking to increase short-term shareholder value are elected to the Corporation’s board of directors, this could adversely affect its business and future operations. Additionally, shareholder activism could create uncertainty about the Corporation’s future strategic direction, resulting in loss of future business opportunities, which could adversely affect the Corporation’s business, future operations, profitability and ability to attract and retain qualified personnel.
The Corporation is subject to acquisition and integration risks in the event it undertakes acquisitions or integrations.
As part of its business strategy, the Corporation has sought and will continue to seek new operating, development and exploration opportunities in the mining industry. In pursuit of such opportunities, the Corporation may fail to select appropriate acquisition candidates or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into the Corporation. The Corporation cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favourable terms, if at all, or that any acquisition or business arrangement completed will ultimately benefit its business. Such acquisitions may be significant in size, may change the scale of the Corporation’s business and may expose the Corporationto new geographic, political, operating, financial or geological risks. Further, any acquisition the Corporation makes will require a significant amount of time and attention of the Corporation’s management, as well as resources that otherwise could be spent on the operation and development of the Corporationexisting business.
Any future acquisitions would be accompanied by risks, such as a significant decline in the relevant metal price after the Corporation commits to complete an acquisition on certain terms; the quality of the mineral deposit acquired proving to be lower than expected; the difficulty of assimilating the operations and personnel of any acquired companies; the potential disruption of the Corporation’s ongoing business; the inability of management to realize anticipated synergies and maximize the Corporation’s financial and strategic position; the failure to maintain uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential for unknown or unanticipated liabilities associated with acquired assets and businesses, including tax, environmental or other liabilities. In addition, the Corporation may need additional capital to finance an acquisition. Debt financing related to any acquisition may expose the Corporation to the risks related to increased leverage, while equity financing may cause existing shareholders to suffer dilution. There can be no assurance that any business or assets acquired in the future will prove to be profitable, that the Corporation will be able to integrate the acquired businesses or assets successfully or that it will identify all potential liabilities during the course of due diligence. Any of these factors could have a material adverse effect on the Corporation’s business, prospects, results of operations and financial condition.
The Corporation’s properties may be subject to the rights or the asserted rights of various community stakeholders, including First Nations and other indigenous peoples.
The Corporationhas investigated its rights to explore and exploit its projects and, to the best of its knowledge, its rights in relation to lands covering the projects are in good standing. Nevertheless, no assurance can be given that such rights will not be revoked, or significantly altered, to the Corporation’s detriment. There can also be no assurance that the Corporation’s rights will not be challenged or impugned by third parties.
Although the Corporation is not aware of any existing title uncertainties with respect to lands covering material portions of its projects, there is no assurance that such uncertainties will not result in future losses or additional expenditures, which could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.
Certain of the Corporation’s properties may be subject to the rights or the asserted rights of various community stakeholders, including First Nations and other indigenous peoples. The presence of community stakeholders may impact the Corporation’s ability to develop or operate its mining properties and its projects or to conduct exploration activities. Accordingly, the Company is subject to the risk that one or more groups may oppose the continued operation, further development or new development or exploration of the Corporation’s current or future mining properties and projects.
Such opposition may be directed through legal or administrative proceedings, or through protests or other campaigns against the Corporation’s activities.
Governments in many jurisdictions must consult with, or require the Corporation to consult with, indigenous peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. Consultation and other rights of indigenous peoples may require accommodation including undertakings regarding employment, royalty payments and other matters. This may affect the Corporation’s ability to acquire within a reasonable time frame effective mineral titles, permits or licenses in any jurisdictions in which title or other rights are claimed by First Nations and other indigenous peoples, and may affect the timetable and costs of development and operation of mineral properties in these jurisdictions. The risk of unforeseen title claims by indigenous peoples also could affect existing operations as well as development projects. These legal requirements may also affect the Corporation’s ability to expand or transfer existing operations or to develop new projects.
There is an increasing level of public concern relating to the perceived effect of mining activities on the communities impacted by such activities.
The Corporation’s relationship with the host communities where it operates is critical to ensure the future success of its existing operations and the construction and development of its projects. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain non-governmental organizations (“NGOs”), some of which oppose globalization and resource development, are often vocal critics of the mining industry and its practices, including the use of cyanide and other hazardous substances in processing activities. Adverse publicity generated by such NGOs or others related to extractive industries generally, or the Corporation’s exploration or development activities specifically, could have an adverse effect on the Corporation’s reputation. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Corporation’s overall ability to advance its projects, which could have a material adverse impact on the Corporation’s results of operations, financial condition and prospects. While the Corporation is committed to operating in a socially responsible manner, there is no guarantee that the Corporation’s efforts in this respect will mitigate this potential risk.
The Corporation is subject to risks related to being a public company.
The Corporation’s business is subject to evolving corporate governance and public disclosure regulations that have increased both the Corporation’s compliance costs and the risk of non-compliance, which could have a material adverse impact on the Corporation’s share price.
The Corporationis subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the Canadian Securities Administrators, the TSXV, and the International Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity creating many new requirements. The Corporation’s efforts to comply with rules and obligations could result in increased general and administration expenses and a diversion of management time and attention from revenue-generating activities.
LEGAL MATTERS
Certain legal matters relating to the Secondary Offering will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP, Canadian counsel to the Corporation, and Troutman Pepper Hamilton Sanders LLP, U.S. counsel to the Corporation. As of the date hereof, Cassels Brock & Blackwell LLP, and its respective partners and associates, beneficially own, directly or indirectly, in their respective groups, less than 1% of any class of outstanding securities of the Corporation.
ENFORCEABILITY OF CIVIL LIABILITIES
The Corporation is incorporated under and governed by the Canada Business Corporations Act. Most of the officers and directors are not residents of the United States, some or all of the experts named in this Prospectus are not residents of the United States, and a substantial portion of the assets of the Corporation and such persons are located outside the United States. The Corporation has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation’s civil liability and the civil liability of the Corporation’s directors and officers and experts under the United States federal securities laws. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.
The Corporation filed with the SEC, concurrently with the U.S. Registration Statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed C T Corporation System, with an address at 28 Liberty Street, New York, New York 10005, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the Secondary Offering.

INTEREST OF EXPERTS
Information relating to the Iron Creek Project in this Prospectus and the documents incorporated by reference herein and therein has been derived from reports, statements, or opinions prepared or certified by Messrs. Martin Perron, P.Eng., Marc R. Beauvais, P.Eng., Eric Kinnan, P.Geo. and Pierre Roy, P.Eng., and this information has been included in reliance on such persons’ expertise. Messrs. Perron, Beauvais, Kinnan and Roy are each a qualified person as such term is defined in NI 43-101.
None of the foregoing persons, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the Corporation’s property or the property of any of the Corporation’s associates or affiliates. The foregoing persons held an interest in either less than 1% or none of the Corporation’s securities or the securities of any associate or affiliate of the Corporation when they prepared the Technical Report and after the preparation of such reports and estimates, and they did not receive any direct or indirect interest in any of the Corporation’s securities or the securities of any associate or affiliate of the Corporation in connection with the preparation of the Technical Report. Neither the aforementioned persons nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of us or of any associate or affiliate of the Corporation.
All scientific and technical information in this Prospectus concerning mineral projects material to the Corporation has been reviewed and approved by Martin Perron, a member of the Ordre des Ingénieurs du Québec, who is a qualified person under NI 43-101. The Corporation does not consider the Refinery and related development to constitute a mineral project within the meaning of NI 43-101. As of the date hereof, Mr. Perron does not own any of the outstanding securities of the Corporation.
AUDITORS, TRANSFER AGENTS AND REGISTRARS
The auditors of the Corporation are KPMG LLP, Chartered Professional Accountants, located in Toronto, Ontario. KPMG has advised the Corporation that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations, and also that they are independent accountants with respect to the Corporation under all relevant United States professional and regulatory standards.
The transfer agent and registrar for the Common Shares is TSX Trust Company at its principal office located in Toronto, Ontario.
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities and with remedies for rescission or, in some jurisdictions, revisions of the price, or damages if the Prospectus and any amendment relating to securities purchased by a purchaser are not sent or delivered to the purchaser. However, purchasers of Common Shares distributed under an at-the-market distribution by the Corporation do not have the right to withdraw from an agreement to purchase the Common Shares and do not have remedies of rescission or, in some jurisdictions, revisions of the price, or damages for non-delivery of the Prospectus and any amendment relating to the Common Shares purchased by such purchaser because the Prospectus and any amendment relating to the Common Shares purchased by such purchaser will not be sent or delivered, as permitted under Part 9 of NI 44-102. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.
Securities legislation in some provinces and territories of Canada further provides purchasers with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the Prospectus and any amendment relating to securities purchased by a purchaser contains a misrepresentation. Those remedies must be exercised by the purchaser within the time limit prescribed by securities legislation. Any remedies under securities legislation that a purchaser of Common Shares distributed under an at-the-market distribution by the Corporation may have against the Corporation for rescission or, in some jurisdictions, revisions of the price, or damages if the Prospectus and any amendment relating to securities purchased by a purchaser contain a misrepresentation will remain unaffected by the non-delivery of the Prospectus referred to above.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Under the Canada Business Corporations Act (the “CBCA”), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.
However, indemnification is prohibited under the CBCA unless the individual:
•
acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws require us to indemnify to the fullest extent permitted by the CBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.
Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity provided the individual acted in that capacity at our request.
Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.
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EXHIBITS
The following exhibits have been filed as part of the Registration Statement:
Exhibit Number	Description
4.1	The Annual Information Form of the Registrant, dated April 4, 2023, for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 5, 2023).
4.2	The audited consolidated financial statements of the Registrant for the years ended December 31, 2022 and 2021, and the related notes thereto, together with the independent auditor’s report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 5, 2023).
4.3	The management’s discussion and analysis for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form 40-F (File
No. 001-41356) filed with the Commission on April 5, 2023).
4.4	The management information circular of the Registrant, dated September 28, 2022, in connection with the annual general and special meeting of shareholders of the Registrant held on November 10, 2022 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K (File No. 001-41356) furnished to the Commission on October 11, 2022).
4.5	The technical report entitled “NI 43-101 Technical Report and Mineral Resource Estimate for the Iron Creek Cobalt-Copper Property, Lemhi County, Idaho, USA” with an effective date of January 27, 2023 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K (File No. 001-41356) furnished to the Commission on March 13, 2023).
4.6	The material change report, dated March 16, 2023 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report of Form 6-K (File No. 001-41356) filed with the Commission on May 3, 2023).
4.7	The material change report, dated February 13, 2023 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K (File No. 001-41356) furnished to the Commission on February 14, 2023).
4.8	The material change report, dated November 11, 2022 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K (File No. 001-41356) furnished to the Commission on November 14, 2022).
4.9	The material change report, dated April 14, 2022 (incorporated by reference to Exhibit 99.22 to the Registrant’s Registration Statement on Form 40-F (File No. 001-41356) filed with the Commission on April 14, 2022).
5.1*	Consent of KPMG LLP.
5.2*	Consent of Martin Perron, Principal Engineer.
5.3*	Consent of Marc R. Beauvais, Principal Engineer.
5.4*	Consent of Pierre Roy, Principal Engineer.
5.5*	Consent of Eric Kinnan, Principal Geologist.
5.6*	Consent of InnovExplo Inc.
5.7*	Consent of Soutex Inc.
6.1*	Powers of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table

*
Filed herewith.

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.
Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.
Consent to Service of Process

(a)   At the time of filing this Form F-10, the Registrant shall file with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b)   Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada on the 9th day of May, 2023.
ELECTRA BATTERY MATERIALS CORPORATION
By:
/s/ Trent Mell

Name:
Trent Mell

Title:
President, Chief Executive Officer and Director

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POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Trent Mell and Craig Cunningham, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on May 9, 2023.
Signature	Title
/s/ Trent Mell Trent Mell	President, Chief Executive Officer and Director (principal executive officer)
/s/ Craig Cunningham Craig Cunningham	Chief Financial Officer (principal financial and accounting officer)
/s/ John Pollesel John Pollesel	Director, Chair
/s/ Garett Macdonald Garett Macdonald	Director
/s/ C.L. “Butch” Otter C.L. “Butch” Otter	Director
/s/ Susan Uthayakumar Susan Uthayakumar	Director
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AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Electra Battery Materials Corporation in the United States, on May 9, 2023.
PUGLISI & ASSOCIATES
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director

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